Filed Pursuant to Rule 424(b)(5)

Registration No. 333-233572

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Offering Price	Registration Fee(1)
4.750% Senior Notes due 2029	$500,000,000	100.000%	$60,600

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus supplement

(To Prospectus dated August 30, 2019)

Murphy Oil USA, Inc.

$500,000,000

4.750% Senior Notes due 2029

Guaranteed by Murphy USA Inc. and certain subsidiaries of Murphy USA Inc.

Murphy Oil USA, Inc. (“Murphy Oil USA”) is offering $500,000,000 aggregate principal amount of its 4.750% Senior Notes due 2029 (the “notes”). The notes will bear interest at the rate of 4.750% per annum, payable semiannually in arrears on March 15 and September 15 of each year, commencing March 15, 2020. The notes will mature on September 15, 2029.

We may redeem the notes at any time on and after September 15, 2024, in whole or in part, at the redemption prices set forth in this prospectus supplement. At any time prior to September 15, 2024, we may redeem the notes, in whole or in part, at a “make whole” redemption price set forth in this prospectus supplement, plus accrued and unpaid interest to the redemption date. In addition, at any time prior to September 15, 2022, we may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 104.750% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. See “Description of the notes—Optional redemption.”

The notes will be Murphy Oil USA’s senior unsecured indebtedness and will rank equally with all of its existing and future senior unsecured indebtedness (including the 2027 Notes as defined below), and effectively junior to its existing and future secured indebtedness (including indebtedness under our Senior Credit Agreement, as defined below) to the extent of the value of the assets securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by Murphy USA Inc. (“Murphy USA”), the parent of Murphy Oil USA, and by certain of Murphy USA’s domestic subsidiaries that are or become a guarantor or borrower under our Senior Credit Agreement. The guarantees will be senior unsecured obligations of each guarantor and will rank equally with all of such guarantor’s existing and future senior unsecured obligations and effectively junior to such guarantor’s existing and future secured obligations (including obligations under our Senior Credit Agreement) to the extent of the value of the assets securing such obligations. The notes will be structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk factors” beginning on page S-12 of this prospectus supplement for a discussion of certain risks that you should consider in connection with making an investment in the notes.

The notes will be a new issue of securities and currently there is no established trading market for the notes. We do not intend to list the notes on any securities exchange or include the notes in any automated dealer quotation system.

	Price to public(1)	Underwriting discount	Proceeds to us, before expenses

Per note	100.000%	1.250%	98.750%
Total	$500,000,000	$6,250,000	$493,750,000

(1)	Plus accrued interest from September 13, 2019, if settlement occurs after that date.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The underwriters expect to deliver the notes to purchasers through the facilities of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about September 13, 2019.

Joint book-running managers

J.P. Morgan	RBC Capital Markets	Stephens Inc.

Senior co-managers

BofA Merrill Lynch	Fifth Third Securities
Regions Securities LLC	Wells Fargo Securities

Co-managers

BB&T Capital Markets	PNC Capital Markets LLC
UMB Financial Services, Inc.	Hancock Whitney Investment Services, Inc.

September 4, 2019

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We do not, and the underwriters do not, take any responsibility for, and we cannot assure you as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or, with respect to information incorporated by reference, as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

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About this prospectus supplement

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, dated August 30, 2019, which is part of our registration statement on Form S-3. The accompanying prospectus provides more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein that was filed with the Securities and Exchange Commission prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement (except as otherwise provided herein or unless the context otherwise requires):

•

References to “we,” “us,” “our” and the “Company,” unless the context requires otherwise, and except under the heading “Description of the notes,” are to Murphy USA Inc. and its consolidated subsidiaries.

•	References to “Murphy Oil USA” and the “Issuer” are to Murphy Oil USA, Inc., the issuer of the notes, which is a wholly owned subsidiary of Murphy USA Inc.

•	References to “Murphy USA” are to Murphy USA Inc., the parent company of the Issuer and a guarantor of the notes, and does not refer to any of its subsidiaries.

•	References to the “notes” include the related guarantees except where the context otherwise requires.

•	References to the “guarantors” are to Murphy USA Inc. and those subsidiaries of Murphy USA Inc. that guarantee the notes.

•	References to our 2023 Notes refer to the $500 million aggregate principal amount of 6.000% Senior Notes due 2023, the terms of which are described under “Description of other indebtedness.”

•

References to the 2023 Indenture refer to the indenture governing our 2023 Notes, as defined under “Description of the notes,” the terms of which are described under “Description of other indebtedness.”

•	References to our 2027 Notes refer to the $300 million aggregate principal amount of 5.625% Senior Notes due 2027, the terms of which are described under “Description of other indebtedness.”

•

References to our “Senior Credit Agreement” refer to our Senior Credit Agreement, as defined under “Description of the notes,” the terms of which are described under “Description of other indebtedness.”

Before purchasing any of the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where you can find more information.”

This prospectus supplement includes trademarks of the Company and other persons. All trademarks or trade names referred to in this prospectus supplement are the property of their respective owners.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is considered to be a part of this prospectus supplement. Information that we file with the SEC after the date of this prospectus supplement will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is completed (other than information that is furnished to the SEC pursuant to Items 2.02 or 7.01 or any related 9.01 of Form 8-K, unless otherwise specified therein):

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 8, 2019, May 1, 2019 (second filng only), August 23, 2019, August 29, 2019 and September 4, 2019.

You may request a copy of these filings at no cost, by writing or telephoning our office at 200 Peach Street, El Dorado, Arkansas 71730-5836, telephone number (870) 875-7600.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements express management’s current views concerning future events or results, including without limitation our anticipated growth strategy, particularly with respect to our plans to build additional sites, and our ability to generate revenues, including through the sale of Renewable Identification Numbers (“RINs”), which are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but not limited to, anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors, including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult which may hurt our revenues and impact gross margins; efficient and proper allocation of our capital

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resources; compliance with debt covenants; availability and cost of credit; changes in interest rates; risks that the Tender Offer (as defined below) is not consummated on anticipated terms, if at all, or any of the other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequent document we have or may file with the SEC. As a result you should not place undue reliance on forward-looking statements. If any of the forecasted events does not occur for any reason, our business, results of operations, cash flows or financial condition may be materially adversely affected.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company undertakes no obligation to update or revise any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

Non-GAAP financial measures

In this prospectus supplement we use the financial measures EBITDA and adjusted EBITDA, which are not calculated in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures are not a substitute for GAAP disclosures, and should only be considered along with the information provided by our GAAP disclosures.

As used in this prospectus supplement, EBITDA means net income (loss) plus net interest expense, plus income tax expense, plus depreciation and amortization, and Adjusted EBITDA further adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, (gain) loss on sale of assets and other non-operating expense (income)).

Reconciliations of EBITDA and adjusted EBITDA to net income are provided under “Summary consolidated financial and other data.”

We use EBITDA and adjusted EBITDA in our operational and financial decision-making, believing that such measures are useful to eliminate certain items in order to focus on what we deem to be more reliable indicators of ongoing operating performance and our ability to generate cash flow from operations. EBITDA and adjusted EBITDA are also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of EBITDA and adjusted EBITDA provides useful information to investors because they allow understanding of key measures that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. EBITDA and adjusted EBITDA should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

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Industry data

Certain industry, market and other similar data contained or incorporated by reference in this prospectus supplement and accompanying prospectus are based on our management’s own estimates, independent industry publications, including a report by the National Association of Convenience Stores, reports by market research firms or other published independent sources, and our management believes that its estimates are reasonable and that these other sources are reliable. However, industry and market data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Our internal estimates have not been verified by any independent source, and we have not independently verified any third party information nor have we ascertained the underlying economic assumptions relied upon in those sources. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-looking statements” and “Risk factors” in this prospectus supplement. As a result, you should be aware that industry, market and other similar data set forth herein, and estimates and beliefs based on such data, might not be accurate.

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Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us that we may provide you in connection with this offering and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information under the captions “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the notes to those statements in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our business

Our business consists primarily of the marketing of retail motor fuel products and convenience merchandise through a large chain of 1,474 (as of June 30, 2019) retail stores operated by us, almost all of which are in close proximity to Walmart stores. Our retail stores are located in 26 states, primarily in the Southeast, Southwest and Midwest United States. Of these stores, 1,160 are branded Murphy USA and 314 are standalone Murphy Express locations (as of June 30, 2019). The majority of our Murphy USA locations participate in a cents-off per gallon purchased discount program for fuel with Walmart when using specific payment methods.

Our business also includes certain product supply and wholesale assets, including product distribution terminals and pipeline positions. As an independent publicly traded company, we are a low-price, high volume fuel retailer selling convenience merchandise through low-cost kiosks and small store formats with key strategic relationships and experienced management.

Murphy USA was incorporated in Delaware on March 1, 2013 and holds, through its subsidiaries, the former U.S. retail marketing business of its former parent company, Murphy Oil Corporation, plus other assets and liabilities of Murphy Oil Corporation that supported the activities of the U.S. retail marketing operations.

Our competitive strengths

Our business foundation is built around five reinforcing strengths, which we believe provide us a competitive advantage over our peers. These strengths support our Company vision, which is to “Deliver every day the quickest, most friendly service and a low price value proposition to our growing customer base for the products and markets we serve.”

Strategic proximity to and complementary relationship with Walmart

Of our network of 1,474 retail gasoline stores (as of June 30, 2019), the majority are situated on prime locations located near Walmart stores. We believe our proximity to Walmart stores generates significant traffic to our existing retail stores while our competitively priced gasoline and convenience offerings appeal to our shared customers. We continue to collaborate with Walmart on a fuel discount program, which we believe enhances the customer value proposition as well as the competitive position of both Murphy USA and Walmart. We have an active real estate development team that purchases and leases land from third parties near Walmart Supercenters and other high traffic locations that support our low-cost, high-volume model.

Winning proposition with value-conscious consumers

Our competitively priced fuel is a compelling offering for value-conscious consumers. Despite a flat long-term outlook in overall gasoline demand (vehicle miles traveled in a normal economy essentially offsetting increased fuel efficiency), we believe value-conscious consumers that prefer convenience and service are a growing demand segment. In combination with our high traffic locations, our competitive gasoline prices drive high fuel volumes and gross profit. In addition, we are an industry leader in per-site tobacco sales with our low-priced tobacco products and in total store sales per square foot as we also sell a growing assortment of single-serve/immediate consumption items. We continue to provide value opportunities to our customers, including our new Murphy Drive Rewards loyalty program. This program, which as of July 31, 2019 had over 9 million participants, rewards customers with discounted and free items based on purchases of qualifying fuel and merchandise.

Low-cost retail operating model

We operate our retail gasoline stores with a strong emphasis on fuel sales complemented by a focused convenience offering that allows for a smaller store footprint than most of our competitors. Almost all of our recently constructed stores are standardized 1,200 square foot small store formats, which we believe have low capital expenditure, maintenance and utility requirements relative to our competitors. In the past, we have also developed standardized 208 square feet kiosks with external supercoolers when the available land or economics did not support the small store format. In addition, many of our stores require only one or two attendants to be present during business hours and, at June 30, 2019, 86% of our stores are located on Company-owned property and do not incur any rent expense. The combination of a focused convenience offering and standardized smaller footprint stores allows us to achieve lower overhead costs and on-site costs compared to competitors with a much larger store format. According to the 2017 National Association of Convenience Stores’ State of the Industry Survey, we operate at approximately 46% of the average monthly operating costs for top quartile performing stores in the industry. In addition, we operate among the highest industry safety standards and had a Total Recordable Incident Rate and Days Away from Work rate that was substantially lower than the industry averages in 2017 using the most current published data by the Bureau of Labor Statistics. Our low-cost operating model translates into a low cash fuel breakeven requirement that allows us to weather extended periods of low fuel margins and which has improved by 2.4 cents per gallon since our spinoff in 2013.

Distinctive fuel supply chain capabilities

We source fuel at very competitive industry benchmark prices due to the diversity of fuel options available to us in the bulk and rack product markets, our shipper status on major pipeline systems, and our access to numerous terminal locations. In addition, we have a strong distribution system in which we analyze intra-day supply options and dispatch third-party tanker trucks to the most favorably priced terminal to load products for each Murphy USA site, further reducing our fuel product costs. By participating in the broader fuel supply chain, we believe our business model provides additional upside exposure to opportunities to enhance margins and volume, such as shifting non-contractual wholesale volumes to protect retail fuel supply during periods of constrained supply and elevated margins. These activities demonstrate our belief that participating in the broader fuel supply chain provides us with added flexibility to ensure reliable low-cost fuel supply in various market conditions especially during periods of significant price volatility. It would take substantial time and investment, both in expertise and assets, for a competitor to try and replicate our existing position, and we believe this continues to be a significant barrier to any attempt to emulate our business model.

Resilient financial profile and engaged team

Our predominantly fee-simple asset base, ability to generate attractive gross margins through our low-price, high volume strategy, and our low overhead costs should help us endure prolonged periods of unfavorable commodity price movements and compressed fuel margins. We also believe our conservative financial structure further protects us from the inherently volatile fuel environment. We expect that our strong cash position and availability under our credit facility will continue to provide us with a significant level of liquidity to help maintain a disciplined capital expenditure program focused on growing ratably through periods of both high and low fuel margins. In addition, as of June 30, 2019, we have acquired through share repurchase over $1 billion of common stock in a little more than five years of operation. We also have more than 9,500 hardworking employees that are actively engaged to serve the customer, whether it is the external retail consumer or their internal co-workers. We believe our sustainable business model and stable organic growth opportunities support an employee value proposition that makes Murphy USA an attractive place to work.

Our business strategy

Our business strategy reflects a set of coherent choices that leverage our differentiated strengths and capabilities.

Grow organically

We intend for our independent growth plan to be a key driver of our organic growth over the next several years. We expect to build at a pace of up to 30 new sites and up to 25 raze-and-rebuild sites beginning in 2020 and up to 50 new sites and up to 25 raze-and-rebuild sites in 2021, targeting high-return locations either near Walmart Supercenters, other high traffic areas or by strategic infill in our core market areas complemented by our supply chain capabilities. While we were previously focused on smaller lot sizes, we now expect to build more stores larger than 1,200 square feet. Our real estate development team works to maintain a multi-year pipeline of projects that supports ratable expansion.

Diversify merchandise mix

We plan to continuously evaluate our kiosk strategy in an effort to maximize our site economics and return on investment, such as the installation of supercoolers to help drive outside beverage sales. Complementary to that strategy, we are continually refining, and increasingly constructing, our 1,200 square foot and larger store format design to create a foundation for increasing higher-margin non-tobacco sales and diversifying our merchandise offerings. For example, we continue to tailor our product offerings to complement the retail selection within Walmart stores, such as offering products in a variety of quantities and sizes, or stock keeping units or SKUs, which are more convenience-oriented. We expect to further expand merchandise revenue and margins through our primary supplier relationship with Core-Mark Holding Company, Inc., in addition to optimizing our promotional analytics, merchandise mix and workforce planning capabilities, in order to help boost overall site returns.

Sustain cost leadership position

We believe that sustaining our low-cost position is a strategic advantage as a retailer of commodity products. We are undertaking several initiatives that have a purpose of increasing efficiency, which we believe will ultimately lead to lower costs per retail site. One of our goals is to beat inflation on per-site operating costs to help sustain low site level costs. We also believe that through our planned growth and efficiency initiatives, we can achieve reductions in overhead costs to support an overall improvement in site returns and keep costs properly scaled as we grow organically. In order to do this successfully, we will focus on the continued development of our employees and foster an operating culture aligned with business performance, including cost leadership.

Create advantage from market volatility

We plan to continue to focus our product supply and wholesale efforts on activities that enhance our ability to be a low-price retail fuel leader and our ability to take advantage of fuel price volatility. We will continue to invest in capabilities and asset positions that support our supply chain strategy. Our distinctive business model and supply chain advantage allows us to deliver consistent margins over time, helping the business to better withstand periods of volatility and uncertainty.

Invest for the long term

We maintain a portfolio of predominantly fee-simple assets and utilize what we believe to be an appropriate debt structure that will allow us to be resilient during times of fuel price and margin volatility. We believe our strong financial position should allow us to profitably execute our low-cost, high volume retail strategy through periods of both high and low fuel margins while preserving the ability to re-invest in and grow our existing sites, brand image and supporting capabilities. Furthermore, in addition to our site development capital and capability building investments, we will continue to consider all alternatives for returning excess earnings or capital with a focus on maximizing shareholder value.

Refinancing transactions

Senior Credit Agreement

On August 27, 2019, we amended and restated the credit agreement dated as of August 30, 2013 by entering into the Senior Credit Agreement. The Senior Credit Agreement provides for an asset-based revolving facility (the “ABL facility”), which provides borrowing availability of up to $325 million, provided that at the time of any borrowing or extension of credit thereunder, the aggregate amount of outstanding loans and letters of credit thereunder after giving effect to such borrowing or extension of credit may not exceed our borrowing base (the “borrowing base limitation”). Up to $150 million of additional borrowing capacity under the ABL facility may be extended at our request and with the consent of the lenders providing such incremental extension commitments. The ABL facility includes a $100 million sublimit for the issuance of letters of credit. Letters of credit issued under the ABL facility reduce availability under the ABL facility. The ABL facility is scheduled to mature August 27, 2024, subject to the ability to extend with the consent of the extending lenders.

In addition to the ABL facility, the Senior Credit Agreement provides for a $250 million term facility (the “term facility,” and together with the ABL facility, the “credit facilities”), that will mature on August 27, 2023. Upon our entry into the Senior Credit Agreement, we incurred $200 million of indebtedness under the term facility, the proceeds of which were used, in part, to repay outstanding term loans under the predecessor Senior Credit Agreement, and will be used, in part, for working capital and other general corporate purposes. The remainder of the term facility may be incurred to fund working capital and other general corporate purposes and may be drawn in no more than two borrowings occurring on or prior to December 31, 2019. See “Description of other indebtedness.”

Concurrent tender offer for 2023 Notes

Concurrently with the commencement of this offering, we launched a cash tender offer to purchase any and all of our outstanding 2023 Notes (the “Tender Offer”) on the terms and conditions contained in the Offer to Purchase dated September 4, 2019 (the “Offer to Purchase”). Our obligation to accept for purchase and to pay for the 2023 Notes in the Tender Offer is subject to the satisfaction or, as applicable, waiver of certain conditions set forth in the Offer to Purchase, including the successful completion of a debt financing transaction, such as this offering, with aggregate gross proceeds of at least $500 million. We intend to purchase the 2023 Notes for a tender offer consideration of $1,022.50 per $1,000 principal amount thereof, plus accrued and unpaid interest to, but excluding, the tender offer payment date, that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York Time, on September 10, 2019 (unless extended or earlier terminated) and accepted by us. As of the date of this prospectus supplement, $500 million aggregate principal amount of the 2023 Notes is outstanding. This offering is not conditioned on the consummation of the Tender Offer.

On or around the closing of this offering, we intend to issue a notice of redemption with respect to the 2023 Notes, if any, that remain outstanding after the completion of the Tender Offer (the “Redemption”). We intend to redeem the 2023 Notes at a redemption price equal to 102% of the aggregate principal amount of the 2023 Notes, plus accrued and unpaid interest, if any, to the date of redemption, in accordance with the terms of the indenture that governs the 2023 Notes (the “2023 Indenture”). In connection therewith, we intend to effect a satisfaction and discharge (the “Satisfaction and Discharge”) of the 2023 Indenture.

We intend to use the net proceeds from this offering plus cash on hand to fund the Tender Offer, the Redemption, any related premiums penalties, fees and expenses in connection with the foregoing, and to effect the Satisfaction and Discharge. See “Use of proceeds.”

We refer to (i) the offering of notes hereunder, (ii) the entry into the Senior Credit Agreement, (iii) the Tender Offer, (iv) the Redemption and Satisfaction and Discharge and (v) the payment of any related premiums penalties, fees and expenses in connection with the foregoing as the “Refinancing Transactions.”

This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 2023 Notes. In addition, the Redemption will be made solely pursuant to a redemption notice delivered pursuant to the 2023 Indenture, and nothing contained in this prospectus supplement constitutes a notice of redemption of the 2023 Notes.

Corporate information

Murphy USA was incorporated in Delaware on March 1, 2013 and our business consists of U.S. retail marketing operations. Our principal executive offices are located at 200 Peach Street, El Dorado, Arkansas 71730-5836 and our telephone number is (870) 875-7600. We maintain a website at http://www.murphyusa.com. Our website and the information accessible through our website are not incorporated into this prospectus supplement, and no such information should be considered a part of this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please see “Where you can find more information.”

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes, including definitions of the capitalized terms used in this summary.

Issuer	Murphy Oil USA, Inc.

Securities	$500.0 million aggregate principal amount of 4.750% Senior Notes due 2029.

Maturity date	The notes will mature on September 15, 2029.

Interest	Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2020. Interest will accrue from September 13, 2019.

Guarantees	The notes will be guaranteed on a senior unsecured basis by Murphy USA, the parent of Murphy Oil USA, and by certain of Murphy USA’s domestic subsidiaries that are or become a guarantor or borrower under our Senior Credit Agreement.

The guarantee of a guarantor may terminate under certain circumstances, including (i) if such guarantor is released from its guarantee and is not a borrower under our Senior Credit Agreement or (ii) during any Suspension Period in which the notes have an Investment Grade Rating from any two of the three Rating Agencies and no Default has occurred and is continuing under the Indenture.

Ranking	The notes will be Murphy Oil USA’s senior unsecured indebtedness and will rank equally with all of its existing and future senior unsecured indebtedness (including the 2027 Notes), and effectively junior to its existing and future secured indebtedness (including indebtedness under our Senior Credit Agreement) to the extent of the value of the assets securing such indebtedness.

The guarantees will be senior unsecured obligations of each guarantor and will rank equally with all of such guarantor’s existing and future senior unsecured obligations (including the guarantees of the 2027 Notes) and effectively junior to such guarantor’s existing and future secured obligations (including obligations under our Senior Credit Agreement) to the extent of the value of the assets securing such obligations.

The notes will be structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

At June 30, 2019, after giving effect to the Refinancing Transactions, the Issuer and the guarantors would have had approximately $1,002.5 million of total indebtedness outstanding, of which approximately $200 million was secured indebtedness under the term facility of our Senior Credit Agreement. In addition, the Issuer and the guarantors together had $325 million available for borrowing (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019) as additional senior secured debt under the ABL facility of our Senior Credit Agreement (without giving effect to our $150 million uncommitted incremental facility) and, until December 31, 2019, an additional $50 million available for borrowing under the term facility of our Senior Credit Agreement.

As of June 30, 2019, after giving effect to the Refinancing Transactions, Murphy Oil USA’s non-guarantor subsidiaries would have had no outstanding liabilities to third parties. In addition, for the six months ended June 30, 2019 and the year ended December 31, 2018, Murphy Oil USA’s non-guarantor subsidiaries did not generate any revenue.

Optional redemption	We may redeem all or a portion of the notes on and after September 15, 2024, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth under “Description of the notes—Optional redemption,” plus accrued and unpaid interest to the redemption date.

Prior to September 15, 2024, we may redeem all or a portion of the notes at a “make whole” redemption price set forth under “Description of the notes—Optional redemption,” plus accrued and unpaid interest to the redemption date.

In addition, at any time prior to September 15, 2022, we may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 104.750% (expressed as a percentage of principal amount) of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings if at least 60% of the aggregate principal amount of the notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the date of such equity offering. See “Description of the notes—Optional redemption.”

Certain covenants	The Indenture governing the notes will contain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock or make certain other restricted payments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens or use assets as security in other transactions;

•	enter into transactions with affiliates; and

•	enter into mergers and consolidations, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets.

These covenants are subject to important qualifications and limitations. See “Description of the notes—Certain covenants.” In addition, most of the covenants will be suspended during any period when any two of the three Rating Agencies assign the notes an Investment Grade Rating and no Default has occurred and is continuing under the Indenture. See “Description of the notes—Certain covenants.”

Change of control	If a Change of Control occurs, unless we have earlier exercised our right of redemption, holders of the notes will have the right to require us to repurchase the notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the notes—Change of control.”

Asset sales	If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the notes at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase. For more details, see the section “Description of the notes—Certain covenants—Limitation on sales of assets and subsidiary stock.”

Use of proceeds	We expect the net proceeds from this offering to be approximately $491.8 million, after deducting underwriting discounts and other estimated expenses of this offering that are payable by us. We intend to use the net proceeds from this offering plus cash on hand to fund the Tender Offer, the Redemption, any related premiums penalties, fees and expenses in connection with the foregoing, and to effect the Satisfaction and Discharge. See “Use of proceeds.”

Risk factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes offered hereby. In particular, we urge you to carefully consider the information set forth under “Risk factors” included or incorporated by reference herein for a discussion of risks and uncertainties relating to us, our business and an investment in the notes offered hereby.

Denomination, form and registration of notes	The notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued initially as global notes. DTC will act as depositary for the notes. Except in limited circumstances, global notes will not be exchangeable for certificated notes.

Absence of public market for the notes	The notes will be a new issue of securities and currently there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or include the notes in any automated dealer quotation system. Certain of the underwriters have advised that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making activity with respect to the notes may be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you that an active market for the notes will develop or will be maintained.

Trustee	UMB Bank, N.A.

Governing law	The Indenture and the notes will be governed by the laws of the State of New York.

Summary consolidated financial and other data

The following summary consolidated financial and other data have been derived from Murphy USA’s consolidated financial statements, which are incorporated by reference in this prospectus supplement. Historical results do not necessarily indicate results to be expected for any future period.

You should read this summary consolidated financial and other data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which are incorporated by reference in this prospectus supplement.

	Six months ended June 30,		Year ended December 31,
	2019	2018	2018	2017	2016
	(in millions)
Income statement data:
Operating Revenues
Petroleum product sales(1)	$5,629.5	$5,831.3	$11,858.4	$10,287.9	$9,070.6
Merchandise sales	1,265.0	1,183.8	2,423.0	2,372.7	2,338.6
Other operating revenues	22.3	58.1	81.5	166.0	185.4

Total operating revenues	6,916.8	7,073.2	14,362.9	12,826.6	11,594.6

Operating Expenses
Petroleum product cost of goods sold(1)	5,355.2	5,593.6	11,251.1	9,773.2	8,604.0
Merchandise cost of goods sold	1,062.0	990.0	2,022.5	1,991.4	1,974.5
Station and other operating expenses	278.4	262.2	541.3	514.9	493.3
Depreciation and amortization	76.2	64.8	134.0	116.9	98.6
Selling, general and administrative	69.7	69.7	136.2	141.2	122.7
Accretion of asset retirement obligations	1.0	1.0	2.0	1.8	1.6

Total operating expenses	6,842.5	6,981.3	14,087.1	12,539.4	11,294.7

Net settlement proceeds	0.1	50.4	50.4	—	—
Gain (loss) on sale of assets	(0.1)	(0.2)	(1.1)	(3.9)	88.2

Income from operations	74.3	142.1	325.1	283.3	388.1

Other income (expense)
Interest income	1.6	0.6	1.5	1.3	0.6
Interest expense	(26.8)	(26.4)	(52.9)	(46.7)	(39.7)
Other nonoperating income (expense)	0.1	0.1	0.2	2.2	3.1

Total other income (expense)	(25.1)	(25.7)	(51.2)	(43.2)	(36.0)

Income before income taxes	49.2	116.4	273.9	240.1	352.1
Income tax expense (benefit)	11.2	25.3	60.3	(5.2)	130.6

Net income	$38.0	$91.1	$213.6	$245.3	$221.5

(1)	Includes excise taxes of $953.6 and $900.7 for the six months ended June 30, 2019 and 2018, respectively, and $1,838.9, $1,973.1 and $1,961.5 for the years ended 2018, 2017 in 2016, respectively.

	Six months ended June 30,		Year ended December 31,
	2019	2018	2018	2017
	(in millions)
Balance sheet data:
Cash and cash equivalents	$178.6	$71.9	$184.5	$170.0
Working capital	$77.5	$(13.7)	$92.0	$80.9
Total assets	$2,571.3	$2,292.8	$2,360.8	$2,331.0
Long-term debt, including capitalized lease obligations	$833.6	$850.8	$842.1	$860.9

	Six months ended June 30,		Year ended December 31,
	2019	2018	2018	2017	2016
	(in millions)

Other data (including non-GAAP financial measures):
Reconciliation of net income to EBITDA and adjusted EBITDA(a)
Net income	$38.0	$91.1	$213.6	$245.3	$221.5
Income tax expense (benefit)	11.2	25.3	60.3	(5.2)	130.5
Interest expense, net of interest income	25.2	25.8	51.4	45.4	39.1
Depreciation and amortization	76.2	64.8	134.0	116.9	98.6

EBITDA(a)	$150.6	$207.0	$459.3	$402.4	$489.7

Net settlement proceeds(b)	(0.1)	(50.4)	(50.4)	—	—
Accretion of asset retirement obligations	1.0	1.0	2.0	1.8	1.7
(Gain) loss on sale of assets	0.1	0.2	1.1	3.9	(88.2)
Other nonoperating (income) expense	(0.1)	(0.1)	(0.2)	(2.2)	(3.1)

Adjusted EBITDA(a)	$151.5	$157.7	$411.8	$405.9	$400.1

(a)	See “Non-GAAP financial measures.”

(b)	Represents net settlement of damages incurred in connection with the 2010 Deepwater Horizon oil spill.

Risk factors

In addition to the other information provided herein, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us that we may provide you in connection with this offering. In particular, you should consider the risk factors described in “Risk factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference herein, as well as the additional risks described below. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the market price and liquidity of the notes could decline, and you may lose all or part of your investment.

Risks relating to the notes and this offering

Our indebtedness could adversely affect our business, financial condition and results of operations.

We have a significant amount of debt and debt service requirements. As of June 30, 2019, after giving effect to the Refinancing Transactions, we would have had approximately $1,002.5 million of outstanding debt. We also would have had undrawn availability of $325 million as of June 30, 2019 (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019) as additional senior secured debt under the ABL facility of our Senior Credit Agreement (without giving effect to our $150 million uncommitted incremental facility) and, until December 31, 2019, an additional $50 million available for borrowing under the term facility of our Senior Credit Agreement.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our ability to meet our payment obligations under the notes and our other debt depends on our ability to generate significant cash flow in the future.

Our ability to meet our payment and other obligations under our debt instruments, including the notes, depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control, including those described in “Risk factors” in our Annual Report on Form 10-K for the year ended

December 31, 2018 incorporated by reference herein. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our Senior Credit Agreement or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

We may incur substantial additional indebtedness, including secured indebtedness, in the future, subject to the terms of the indentures governing the 2027 Notes and the notes offered hereby and our Senior Credit Agreement that limit our ability to do so. Such additional indebtedness may include additional notes, which will also be guaranteed by the guarantors, to the extent permitted by the indentures governing the 2027 Notes and the notes offered hereby and our Senior Credit Agreement. Although the indentures governing the 2027 Notes and the notes offered hereby limit our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. In addition, the indentures governing the 2027 Notes and the notes offered hereby will not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The notes will be effectively subordinated to Murphy Oil USA’s and the guarantors’ and existing and future secured indebtedness, including indebtedness under our Senior Credit Agreement.

The notes will be unsecured and rank behind all of Murphy Oil USA’s and the guarantors’ existing and future secured indebtedness, including indebtedness under our Senior Credit Agreement, to the extent of the value of the collateral securing such indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, or reorganization or similar proceeding relating to us or our property, the holders of secured debt, including the lenders under our Senior Credit Agreement, will be entitled to exercise the remedies available to a secured lender under applicable law and to be paid in full from the assets securing that secured debt before any payment may be made with respect to the notes. In that event, because the notes will not be secured by any of our or the guarantors’ assets, it is possible that there will be no assets from which claims of holders of the notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the notes and all other debt ranking pari passu with the notes, including the 2027 Notes, we may be unable to fully satisfy our obligations under the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing such debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

Murphy Oil USA’s obligations under our Senior Credit Agreement are guaranteed by Murphy USA and certain of Murphy USA’s domestic subsidiaries. These are the same guarantors that guarantee the 2027 Notes and will guarantee the notes. The credit facilities and the guarantees related thereto are secured by a perfected first-priority security interest in (subject to certain customary permitted liens) all of the accounts (including trade and credit card accounts receivable) and related assets, inventory and cash and cash accounts (and any securities accounts) of Murphy Oil USA, Murphy USA and the other guarantors and equity interests in Murphy Oil USA and certain subsidiaries of Murphy USA Inc. and all proceeds of the foregoing. At June 30, 2019, after giving effect to the Refinancing Transactions, the notes and the related guarantees would have been effectively subordinated (to the extent of the value of the collateral) to approximately $200 million of senior secured debt, and $325 million in additional borrowing capacity for senior secured debt is available (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019) under the ABL facility of our Senior Credit Agreement and, until December 31, 2019, an additional $50 million available for borrowing under the term facility of our Senior Credit Agreement. In addition, our Senior Credit Agreement provides a $150 million uncommitted incremental facility, all of which would be secured debt. Further, the terms of the notes will permit us to incur additional secured indebtedness pursuant to other credit facilities or otherwise, subject to the restrictions on debt incurrence and liens provided for in the notes and our Senior Credit Agreement. Your notes will be effectively subordinated to any such additional secured indebtedness.

Not all of Murphy USA’s subsidiaries will guarantee the notes.

The notes will not be guaranteed by any subsidiaries that are not or will not become guarantors or borrowers under our Senior Credit Agreement, which includes any of Murphy USA’s non-U.S. subsidiaries (of which there are none as of the issue date) and certain other subsidiaries. Murphy Oil USA’s non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event that any of Murphy Oil USA’s non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt, and its trade creditors generally, will be entitled to payment on their claims from the assets of such non-guarantor subsidiary before any of those assets are made available to us or any guarantor. Consequently, your claims in respect of the notes will be structurally subordinated to all of the third-party liabilities, including trade payables, of all of our subsidiaries that are not guarantors.

As of June 30, 2019, after giving effect to the Refinancing Transactions, Murphy Oil USA’s non-guarantor subsidiaries would have had no outstanding liabilities to third parties. In addition, for the six months ended June 30, 2019 and the year ended December 31, 2018, Murphy Oil USA’s non-guarantor subsidiaries did not generate any revenue.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes may be subject to review under applicable bankruptcy law or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of Murphy Oil USA’s or the guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes were issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and we:

•	were insolvent or were rendered insolvent by reason of the related financing transactions;

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•

intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

The guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for the benefit of Murphy Oil USA and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.

Because a guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from that guarantor.

The notes will have the benefit of a guarantee by each guarantor. However, the guarantee by each guarantor is limited to the maximum amount that it is permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of its other obligations. A court could also find any such limitation on the maximum amount of a guarantee to be ineffective or unenforceable and, under federal or state fraudulent conveyance statutes, void the obligations under the guarantee or further subordinate it to all other obligations of such guarantor. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision to be ineffective in that case, and held the guarantees to be fraudulent transfers and voided them in their entirety.

The guarantee of a guarantor (other than Murphy USA) will be suspended in certain circumstances when the notes are investment-grade rated, and will automatically terminate under certain circumstances, including if such guarantor is permanently released from its guarantee, and is not a borrower, under our Senior Credit Agreement. Under any of these circumstances, you will not have the right to cause that subsidiary to perform under its guarantee.

We may be unable to repurchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control (as defined in “Description of the notes”) at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of repurchase. The occurrence of a Change of Control would cause an event of default under our Senior Credit Agreement and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer (as defined in “Description of the notes”). It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Offer to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the Indenture. An event of default could cause any other debt that we may have at that time to become automatically due and payable, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the notes—Change of control.”

Certain actions in respect of defaults taken under the Indenture by beneficial owners with short positions in excess of their interests in the notes will be disregarded.

By acceptance of the notes, each holder of notes agrees, in connection with any notice of Default (as defined in “Description of the notes”), notice of acceleration or instruction to the Trustee (as defined in “Description of the notes”) to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”), to (i) deliver a written representation to the Issuer and the Trustee that such holder and any of its affiliates acting in concert with it in connection with its investment in the notes (other than Screened Affiliates (as defined in “Description of the notes”)) are not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that (together with such affiliates) are not) Net Short (as defined under “Description of the notes”) and (ii) provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such holder’s representation within five business days of request therefor. Holders of the notes, including holders that have hedged their exposure to the notes in the ordinary course and not for speculative purposes, may not be able to make such representations or provide the requested additional information. These restrictions may impact a holder’s ability to participate in Noteholder Directions.

The terms of our Senior Credit Agreement and the indentures governing the 2027 Notes and the notes offered hereby include covenants that could restrict or limit our financial and business operations.

Our Senior Credit Agreement and the indentures governing the 2027 Notes and the notes offered hereby include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock or make certain other restricted payments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	restricted dividends and other payments by restricted subsidiaries;

•	create liens or use assets as security in other transactions;

•	engage in certain sale and leaseback transactions;

•	enter into transactions with affiliates;

•	enter into mergers and consolidations, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets; and

•	use the proceeds of certain asset sales and the incurrence of additional indebtedness without first prepaying indebtedness under our Senior Credit Agreement.

These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. Additionally, our ability to comply with these covenants may be affected by events beyond our control, including general economic and credit conditions and industry downturns, and the other risk factors included or incorporated by reference herein.

If we fail to comply with the covenants in our Senior Credit Agreement and are unable to obtain a waiver or amendment, an event of default would result, and the lenders could, among other things, declare outstanding amounts due and payable, refuse to lend additional amounts to us, and require deposit of cash collateral in respect of outstanding letters of credit, which may trigger a cross-default on the notes or the 2027 Notes. If we were unable to repay or pay the amounts due under our Senior Credit Agreement, the lenders could, among other things, proceed against the collateral granted to them to secure such indebtedness, which would reduce the amount of cash-generating assets available to service interest payments on the notes or pay the principal thereon when due and/or reduce the pool of assets available to noteholders in a bankruptcy situation.

Many of the restrictive covenants contained in the Indenture will not apply if the notes are rated investment grade by any two of the three Rating Agencies (as defined in “Description of the notes”), and no event of default has occurred and is continuing.

Many of the covenants in the Indenture governing the notes will not apply if the notes are rated investment grade (as defined in the Indenture) by any two of the three Rating Agencies, provided that at such time no event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. We expect that the notes will initially only be rated by two Rating Agencies. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the notes—Certain covenants.”

Your ability to transfer the notes may be limited by the absence of an active trading market and there may not be an active trading market for the notes.

The notes will be a new issue of securities and currently there is no established trading market for the notes. We do not intend to list the notes on any securities exchange or include the notes in any automated dealer quotation system. Certain of the underwriters have advised us that they presently intend to make a market in the notes. The underwriters are not obligated, however, to make a market for the notes and any market-making activities may be discontinued at any time at the sole discretion of the underwriters. Accordingly, there can be no assurance that an active market for the notes will develop or will be maintained. Moreover, even if a market for the notes does develop, the notes could trade at a substantial discount from their face amount. If a market for the notes does not develop, or if market conditions change, purchasers may be unable to resell the notes for an extended period of time, if at all. Consequently, a purchaser may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Use of proceeds

We expect the net proceeds from this offering to be approximately $491.8 million, after deducting underwriting discounts and other estimated expenses of this offering that are payable by us. We intend to use the net proceeds from this offering plus cash on hand to fund the Tender Offer, the Redemption, any related premiums penalties, fees and expenses in connection with the foregoing, and to effect the Satisfaction and Discharge.

To the extent the underwriters or their affiliates are holders of our 2023 Notes, they may receive their proportionate share of the net proceeds of this offering in connection with the Tender Offer or the Redemption of the 2023 Notes. See “Underwriting”.

Capitalization

The following table sets forth our cash and cash equivalents, short- and long-term debt and stockholders’ equity as of June 30, 2019 (i) on an actual basis and (ii) on an adjusted basis to give effect to the Refinancing Transactions.

	As of June 30, 2019
	Actual		As adjusted
	(in millions)
Cash and cash equivalents(1)	$178.6		$288.6

Current maturities of long-term debt	$21.3	(2)	$1.3

Long-term debt:
Senior Credit Agreement(3)	$42.0		$200.0	(4)
2023 Notes	496.4	(5)	—
2027 Notes(6)	297.1		297.1
Notes offered hereby	—		500.0	(4)
Capitalized lease obligations	1.2		1.2

Total long-term debt	$836.7		$998.3

Total debt	$858.0		$999.6

Stockholders’ equity:
Common stock, par $0.01 per share (46,767,164 shares issued)	$0.5		$0.5
Treasury stock (14,796,973 shares held)	(964.7)		(964.7)
Additional paid-in capital	534.4		534.4
Retained earnings	1,246.1		1,246.1

Total stockholders’ equity	$816.3		$816.3

Total capitalization	$1,674.3		$1,815.9

(1)	We intend to use the net proceeds from this offering plus cash on hand to fund the Tender Offer, the Redemption, any related premiums penalties, fees and expenses in connection with the foregoing, and to effect the Satisfaction and Discharge.

(2)	Represents borrowings under our Senior Credit Agreement and the current portion of capitalized lease obligations.

(3)	Following the amendment and restatement of the Senior Credit Agreement on August 27, 2019, we have $325 million available for borrowing (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019) as additional senior secured debt under the ABL facility of our Senior Credit Agreement (without giving effect to our $150 million uncommitted incremental facility) and, until December 31, 2019, an additional $50 million available for borrowing under the term facility of our Senior Credit Agreement. See “Description of other indebtedness—Senior Credit Agreement.”

(4)	Amounts presented exclude unamortized discounts and debt issuance costs.

(5)	Reflects $500 million aggregate principal amount of 2023 Notes outstanding, less unamortized costs of $3.6 million, in each case as of June 30, 2019.

(6)	Reflects $300 million aggregate principal amount of 2027 Notes outstanding, less unamortized costs of $2.9 million.

Description of other indebtedness

Summarized below are the principal terms of our 2023 Notes, 2027 Notes and Senior Credit Agreement. The following description is only a summary of the material provisions of our 2023 Notes, 2027 Notes and Senior Credit Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of our Senior Credit Agreement and the indentures governing the 2023 Notes and 2027 Notes, which are incorporated by reference herein.

2023 Notes

On August 14, 2013, we issued 6.000% Senior Notes due 2023 (the “2023 Notes”) in an aggregate principal amount of $500 million. The 2023 Notes are fully and unconditionally guaranteed by Murphy USA and are guaranteed by certain 100% owned subsidiaries that guarantee our Senior Credit Agreement. The indenture governing the 2023 Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The 2023 Notes and the related guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness, including the notes offered hereby, and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to our Senior Credit Agreement) to the extent of the value of the assets securing such indebtedness. The 2023 Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

We intend to use the net proceeds from this offering plus cash on hand to fund the Tender Offer, the Redemption, any related premiums penalties, fees and expenses in connection with the foregoing, and to effect the Satisfaction and Discharge. See “Summary—Refinancing transactions—Concurrent tender offer for 2023 Notes” and “Use of proceeds.”

2027 Notes

On April 25, 2017, we issued 5.625% Senior Notes due 2027 (the “2027 Notes”) in an aggregate principal amount of $300 million. The 2027 Notes are fully and unconditionally guaranteed by Murphy USA and are guaranteed by certain 100% owned subsidiaries that guarantee our Senior Credit Agreement. The indenture governing the 2027 Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The 2027 Notes and the related guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness, including the notes offered hereby, and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to our Senior Credit Agreement) to the extent of the value of the assets securing such indebtedness. The 2027 Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

Senior Credit Agreement

On August 27, 2019, we amended and restated the credit agreement dated as of August 30, 2013 by entering into the Senior Credit Agreement. The Senior Credit Agreement provides for the ABL facility, with commitments in an aggregate principal amount of up to $325 million (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019). Up to $150 million of additional borrowing capacity under the ABL facility may be extended at our request and with the consent of the lenders providing such incremental extension commitments. The ABL facility is scheduled to mature August 27, 2024, subject to the ability to extend with the consent of the extending lenders.

The borrowing base is, at any time of determination, an amount equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of the eligible credit card receivables at such time, plus

•	90% of the eligible investment grade accounts minus the dilution reserve applicable to such accounts, minus any other reserves applicable to such accounts, plus

•	85% of the eligible other accounts minus the dilution reserve applicable to such accounts, minus any other reserves applicable to such accounts, plus

•	80% of the eligible midstream refined products inventory at such time, plus

•	75% of the eligible retail refined products inventory at such time, plus

•

the lesser of (i) 70% of the eligible retail merchandise inventory at such time, valued at cost, determined on an average cost basis, minus the reserves applicable to eligible retail merchandise inventory, and (ii) 85% of the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent (as defined in the Senior Credit Agreement) of the eligible retail merchandise inventory at such time, valued at cost, determined on an average cost basis, minus the reserves applicable to eligible retail merchandise inventory, minus

•	any other reserves established by the Administrative Agent in its permitted discretion.

The ABL facility includes a $100 million sublimit for the issuance of letters of credit. Letters of credit issued under the ABL facility reduce availability under the ABL facility.

In addition to the ABL facility, the Senior Credit Agreement provides for a $250 million term facility that will mature on August 27, 2023.

Upon entering into the Senior Credit Agreement, we incurred $200 million of indebtedness under the term facility, the proceeds of which were used, in part, to repay the term loans outstanding under the predecessor Senior Credit Agreement, and will be used, in part, for working capital and other general corporate purposes. The remainder of the term facility may be incurred to fund working capital and other general corporate purposes and may be drawn in no more than two borrowings occurring on or prior to December 31, 2019.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•

the Alternate Base Rate, which is defined as the highest of (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate”, (b) the greater of federal funds effective rate and the overnight bank funding rate determined by the Federal Reserve Bank of New York from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on a total debt to EBITDA ratio or (ii) with respect to the term facility, spreads ranging from 2.50% to 2.75% per annum depending on a total debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on a total debt to EBITDA ratio or (ii) with respect to the term facility, spreads ranging from 1.50% to 1.75% per annum depending on a total debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by the us in accordance with the terms of the Senior Credit Agreement,

We are obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on April 1, 2020 in amounts equal to 5% of the sum of (i) the term loans made on August 27, 2019 and (ii) any term loans made after August 27, 2019 and prior to or on December 31, 2019, with the remaining balance payable on the maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty. We are also required to prepay the term facility with the net cash proceeds of certain asset sales, casualty events and issuances of indebtedness not permitted under the Senior Credit Agreement and with designated proceeds received from certain asset sales, issuances of indebtedness and sale-leaseback transactions, subject to certain exceptions. The Senior Credit Agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The Senior Credit Agreement contains certain covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA and certain of our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the Senior Credit Agreement requires Murphy USA to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70 million, as well as a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term loans thereunder are outstanding. The Senior Credit Agreement also contains customary events of default.

All obligations under our Senior Credit Agreement are guaranteed by Murphy USA, Murphy Oil USA and the subsidiary guarantors party thereto, and all obligations under the Senior Credit Agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA and the subsidiary guarantors party thereto.

Description of the notes

We have summarized selected provisions of the notes and the Indenture below. This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture. The information in this “Description of the notes” supersedes in its entirety the information under “Description of Debt Securities” in the accompanying prospectus to the extent inconsistent therewith. Certain terms used in this description are defined under the subheading “—Certain definitions.” In this description, the terms “Issuer,” “we,” “our” and “us” refer only to Murphy Oil USA, Inc. (or any Person substituted therefor as permitted under the Indenture) and not to any of its subsidiaries; and the term “Holdings” refers only to Murphy USA Inc. (or any Person substituted therefor as permitted under the Indenture) and not to any of its subsidiaries.

Brief description of the notes

Murphy Oil USA, Inc. will issue the notes under an Indenture to be dated September 13, 2019 (the “Indenture”) among itself, the Guarantors (as defined below) and UMB Bank, N.A., as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The notes:

•	will be unsecured senior obligations of the Issuer;
•	will rank senior in right of payment to any future Subordinated Obligations of the Issuer; and
•	will be structurally subordinated to the obligations of Subsidiaries of the Issuer that are not Guarantors.

The notes will be initially fully and unconditionally guaranteed on a senior unsecured basis by Holdings and all of the Issuer’s domestic Wholly Owned Subsidiaries that Guarantee Indebtedness under our Senior Credit Agreement, on a joint and several basis. For the avoidance of doubt, the notes will not be guaranteed by any Unrestricted Subsidiaries. As of the date of this prospectus supplement, Hankinson Holding, LLC is the only Unrestricted Subsidiary.

Principal, maturity and interest

The Issuer will issue the notes initially with a maximum aggregate principal amount of $500 million.

The Issuer will issue the notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on September 15, 2029. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on indebtedness,” we are permitted to issue more notes from time to time (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, provided, however, that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes will accrue from the date of original issuance at the rate of 4.750% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on March 15, 2020. If an interest payment date is not a Business Day, then the payment may be made on the next Business Day with the same force and effect as if made on such date, and the interest which accrues for the period from such interest payment date to such next Business Day will be payable on the next succeeding interest payment date. We will make each interest payment to the Holders of record of the notes on the immediately preceding March 1 and September 1.

Interest will be computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

Optional redemption

Except as set forth below, we will not be entitled to redeem the notes at our option prior to September 15, 2024.

On or after September 15, 2024, we will be entitled at our option to redeem all or a portion of these notes, at the redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

Period	Redemption price
2024	102.375%
2025	101.583%
2026	100.792%
2027 and thereafter	100.000%

In addition, at any time prior to September 15, 2022, we will be entitled at our option on one or more occasions to redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the notes (calculated after giving effect to the issuance of Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 104.750%, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that

(1) at least 60% of such aggregate principal amount of notes (calculated after giving effect to the issuance of Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Issuer or its Affiliates); and

(2) each such redemption occurs within ninety (90) days after the date of the related Qualified Equity Offering.

Prior to September 15, 2024, we will be entitled at our option to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes, plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means with respect to a note at any redemption date the excess of (if any) (A) the present value at such redemption date of (1) the redemption price of such note on September 15, 2024 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through September 15, 2024 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three (3) months before or after September 15, 2024, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to September 15, 2024, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to September 15, 2024.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by us, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by us after consultation with Holdings.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns and two other nationally recognized investment banking firms selected by Holdings that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and notice of redemption

If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis to the extent practicable or by lot in accordance with DTC procedures, to the extent applicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be delivered electronically or, at our option, mailed by first-class mail at least fifteen (15) but not more than sixty (60) days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other note redeemed in accordance with provisions of the Indenture.

Notice of any redemption of the notes in connection with a transaction (including a Qualified Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction) may, at our discretion, be given prior to the completion thereof. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent, including completion of a related transaction or otherwise. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in our discretion, the redemption date may be delayed until such time (including more than sixty (60) days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with applicable law.

Guarantees

Holdings and the Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee are designed to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, such Subsidiary Guarantee is specifically limited to an amount that such Subsidiary Guarantor could guarantee without such Subsidiary Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. In such an event, the notes offered hereby would be structurally subordinated to the indebtedness and other liabilities of such Subsidiary Guarantor. See “Risk factors—Risks relating to the notes and this offering—Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released upon the earliest to occur of:

(1) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture;

(2) at such time as such Subsidiary Guarantor ceases to guarantee any Indebtedness of the Issuer under the Senior Credit Agreement, except as a result of payment under such guarantee;

(3) the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor, in compliance with all of the terms of the Indenture, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(4) the exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Unrestricted subsidiaries

As of the date of this prospectus supplement, Hankinson Holding, LLC will be the only Unrestricted Subsidiary under the Indenture. Under certain circumstances, Holdings will be able to designate other current or future direct or indirect Subsidiaries of Holdings as Unrestricted Subsidiaries. An Unrestricted Subsidiary will not be a Subsidiary Guarantor or subject to the restrictive covenants of the Indenture. As of June 30, 2019, after giving effect to the Refinancing Transactions, the Unrestricted Subsidiary would have had no assets and no outstanding liabilities to third parties. In addition, for the year ended June 30, 2019, the Unrestricted Subsidiary did not generate any revenue.

Ranking

Senior indebtedness versus notes

The Indebtedness evidenced by these notes and the Guarantees will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Issuer and the Guarantors, as the case may be, including our 2027 Notes.

As of June 30, 2019, after giving effect to the Refinancing Transactions, the Issuer and the Guarantors would have had approximately $1,002.5 million of total indebtedness outstanding, of which $300 million (without giving effect to unamortized discounts or debt issuance costs) was unsecured indebtedness with respect to our 2027 Notes and approximately $200 million was secured indebtedness under the term facility of our Senior Credit Agreement. After giving effect to the Refinancing Transactions, the Issuer and the Guarantors also had undrawn availability of $325 million as of June 30, 2019 (subject to the borrowing base limitation; our borrowing base was equal to $259.8 million as of August 27, 2019) as additional senior secured debt under the ABL facility of our Senior Credit Agreement, without giving effect to the $150 million uncommitted incremental facility and, until December 31, 2019, an additional $50 million available for borrowing under the term facility of our Senior Credit Agreement. See “Description of other indebtedness.” After giving effect to the Refinancing Transactions, virtually all of the Senior Indebtedness of such Guarantors will consist of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Agreement and with respect to our 2027 Notes and these notes.

The notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations under our Senior Credit Agreement) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of subsidiaries versus notes

A portion of our operations are conducted through our Subsidiaries, and not all of our Subsidiaries are required to guarantee the notes. As described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the notes. Claims of third-party creditors of such non-Guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-Guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the notes will be structurally subordinated to third-party creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries.

At June 30, 2019 and December 31, 2018, the non-Guarantor Subsidiaries had no liabilities to third parties. Although the Indenture will limit the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness.”

Book-entry, delivery and form

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the “Euroclear Terms and Conditions,” and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;
•	withdrawal of securities and cash from Euroclear; and
•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See “Forms of Securities” in the accompanying prospectus.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable (including DTC, Clearstream and Euroclear), but the Company takes no responsibility for the accuracy thereof.

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings; provided that the consummation of any such transaction resulting in such person owning more than 50% of the total voting power of the Voting Stock of Holdings will not be considered a Change of Control if (a) Holdings becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Holdings’ Voting Stock immediately prior to such transaction or (y) no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2) the adoption by the Board of Directors of a plan relating to the liquidation or dissolution of Holdings;

(3) the merger or consolidation of Holdings with or into another Person or the merger of another Person with or into Holdings, or the sale of all or substantially all the assets of Holdings (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Holdings immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of the sale of all or substantially all the assets of Holdings, each transferee becomes an obligor or a Guarantor in respect of the notes; or

(4) the Issuer ceases to be a Subsidiary of Holdings.

Within thirty (30) days following any Change of Control, except to the extent we have previously or concurrently exercised our right to redeem the notes by delivery of a notice of redemption as described under “—Optional redemption”, we will cause a notice to be delivered electronically or, at our option, mailed by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed or delivered); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption for all outstanding notes has been given previous to, or concurrently with, the Change of Control pursuant to the Indenture as described above under the caption “—Optional redemption”, unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than fifteen (15) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings and, thus, the removal of incumbent Board of Directors or management of Holdings. The Change of Control purchase feature is a result of negotiations between Holdings and the underwriters of this offering. Holdings has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future.

Subject to the limitations discussed below, Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings’ and the Issuer’s capital structure or credit ratings. Restrictions on Holdings, the Issuer and the Restricted Subsidiaries’ ability to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness” and “—Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction. In addition, Holders of the notes may not be entitled to require the Issuer to repurchase the notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest, where the Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

If the terms of the Senior Credit Agreement prohibit the Issuer from making a Change of Control Offer or from purchasing the notes pursuant thereto, prior to the delivery or mailing of the notice to Noteholders described in the preceding paragraph, but in any event within thirty (30) days following any Change of Control, the Issuer covenants to:

(1) repay in full all Indebtedness outstanding under the Senior Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the Senior Credit Agreement to permit the purchase of the notes as described above.

The Issuer must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control, provided, however, that the Issuer’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (5) under “—Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a Holder of the notes may not be able to compel the Issuer to purchase the notes unless the Issuer is able at the time to refinance all Indebtedness outstanding under the Senior Credit Agreement or obtain requisite consents under the Senior Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the occurrence of a Change of Control, or the exercise by the Holders of their right to require us to repurchase their notes due to the financial effect of such repurchase on us, could cause a default under the Senior Credit Agreement or under other Indebtedness. Finally, our ability to pay cash to the Holders of notes in connection with a Change of Control Offer may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above. For the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiary will not constitute the disposition of all or substantially all of the properties and assets of Holdings.

The provisions under the Indenture relative to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain covenants

The Indenture will contain covenants including, among others, those summarized below. Following the first day (the “Suspension Date”) that: (i) the notes have an Investment Grade Rating from any two of the three Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture.

Holdings, the Issuer and the Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(1)	“—Limitation on indebtedness,”

(2)	“—Limitation on restricted payments,”

(3)	“—Limitation on restrictions on distributions from restricted subsidiaries,”

(4)	“—Limitation on sales of assets and subsidiary stock,”

(5)	“—Limitation on affiliate transactions,”

(6)	“—Future subsidiary guarantors” and

(7)	clause (3) of paragraphs (a) and (b) under “—Merger and consolidation”

(collectively, the “Suspended Covenants”). In addition, the then-existing Subsidiary Guarantees will also be suspended as of the Suspension Date. In the event that Holdings, the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) two of the three Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Holdings, the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of “—Limitation of indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “—Limitation on restricted payments” and the items specified in subclauses (3)(A) through (3)(E) of paragraph (a) of “—Limitation on restricted payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the “—Limitation of sales of assets and subsidiary stock,” the amount of Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on indebtedness

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Holdings, the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this clause (a) being herein referred to as “Coverage Indebtedness”); provided further, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $300 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), Holdings, the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (any such Indebtedness Incurred pursuant to this clause (b) being herein referred to as “Permitted Indebtedness”):

(1) Indebtedness Incurred by Holdings, the Issuer and any Restricted Subsidiary pursuant to any Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $1,000 million and (ii) the sum of $500 million and 25% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined on the date of such Incurrence; provided further, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $150 million at any one time outstanding under this clause (1);

(2) Indebtedness owed to and held by Holdings, the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings, the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full of all obligations with respect to the notes and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full of all obligations of such Guarantor with respect to its Guarantee;

(3) the notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, Holdings would have been entitled to Incur at least $1.00 of Coverage Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of any Coverage Indebtedness or any Permitted Indebtedness Incurred pursuant to clauses (3), (4) or (5) of paragraph (b) of this covenant or this clause (6);

(7) Hedging Obligations incurred in the ordinary course of business and not for the purpose of speculation;

(8) Obligations in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid, performance, appeal and surety bonds, completion guarantees and other similar obligations provided by Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 Business Days of its Incurrence;

(10) the Guarantee by Holdings, the Issuer or any Subsidiary Guarantor of Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee thereof Incurred pursuant to this clause (10) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11) Purchase Money Indebtedness (i) Incurred to finance the acquisition, construction, development, design, installation or improvement by Holdings, the Issuer or a Restricted Subsidiary of assets or (ii) assumed in connection with the acquisition of any fixed or capital assets, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (A) $125 million and (B) 6.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Incurrence;

(12) Indebtedness Incurred by Holdings, the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and incurred pursuant to this clause (12) does not exceed the greater of (A) $75 million and (B) 4% of the Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined at the date of such Incurrence;

(13) Indebtedness Incurred by Foreign Subsidiaries of Holdings in an aggregate principal amount at any time outstanding pursuant to this clause (13) not to exceed the greater of (A) $125 million and (B) 6.5% of Consolidated Net Tangible Assets of the Foreign Subsidiaries determined as of the date of such Incurrence;

(14) Attributable Debt of Holdings, the Issuer or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction which, when taken together with all other Attributable Debt of Holdings, the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and incurred pursuant to this clause (14), does not exceed the greater of (A) $30 million and (B) 1.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined at the date of such Incurrence;

(15) any obligation arising from agreements of Holdings, the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the sale, disposition or acquisition of any business, assets, Indebtedness or Capital Stock of Holdings, the Issuer or a Restricted Subsidiary in a transaction not prohibited by the Indenture;

(16) Indebtedness of Holdings, the Issuer or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in ordinary course supply arrangements;

(17) Indebtedness of Holdings, the Issuer or any Restricted Subsidiary in respect of any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(18) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements; and

(19) Indebtedness consisting of obligations under deferred compensation arrangements, non-competition agreements or similar arrangements.

(c) Notwithstanding the foregoing, neither Holdings, the Issuer nor any Subsidiary Guarantor may Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(2) Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and, in that connection, Holdings will be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness;

(3) any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by Holdings in whole or in part such that it will be deemed as having been Incurred as Coverage Indebtedness pursuant to paragraph (a) above or as Permitted Indebtedness pursuant to another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification;

(4) the accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock; and

(5) the reclassification of any lease or other liability of Holdings, the Issuer or any of the Restricted Subsidiaries as Indebtedness due to a change in accounting principles after the Issue Date will not be deemed to be an Incurrence of Indebtedness.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings, the Issuer or any of the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on restricted payments

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time such Restricted Payment is made:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) Holdings is not entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under paragraph (a) of “—Limitation on indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of Holdings are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by Holdings either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date, but excluding in each case any Net Cash Proceeds that are used to redeem notes in accordance with the third paragraph under “—Optional redemption;” plus

(C) the amount by which the principal amount of consolidated Indebtedness of Holdings (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any consolidated Indebtedness of Holdings convertible or exchangeable for Qualified Capital Stock of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Holdings, the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of Holdings or to an employee stock ownership plan or a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); plus

(D) except as included in clause (E) below, an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset other than cash received by Holdings, the Issuer or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by Holdings, the Issuer or any Restricted Subsidiary in any Person (other than Holdings, the Issuer or any Restricted Subsidiary) and resulting from repurchases, repayments or redemptions of such Investments by such Person, and any proceeds realized on the sale of any such Investment, and (y) in the event that Holdings redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (other than to the extent Holdings’ Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Holdings, the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) 50% of (x) any dividends received in cash by Holdings, the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary or (y) the net proceeds from the sale or other disposition of the Capital Stock of an Unrestricted Subsidiary received in cash by Holdings, the Issuer or a Restricted Subsidiary after the Issue Date, in each case, to the extent that such dividends or proceeds were not otherwise included in Consolidated Net Income for such period.

(b) The foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Holdings or a substantially concurrent cash capital contribution received by Holdings from its shareholders with respect to its Qualified Capital Stock, with a sale, exchange or contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale, exchange or contribution; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness,” with an Incurrence being deemed substantially concurrent if such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such Incurrence; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Indebtedness within sixty (60) days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (3) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once;

(4) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of Holdings or any of its Subsidiaries from officers, former officers, employees, former employees, directors or former directors of Holdings or any of its Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $15 million in any calendar year, with any portion of such $15 million amount that is unused in any calendar year to be carried forward to the next successive calendar year and added to such amount for that successive year, plus, to the extent not previously applied or included, the Net Cash Proceeds received by Holdings from sales of Qualified Capital Stock of Holdings to employees or directors of Holdings or any of its Subsidiaries (to the extent such Net Cash Proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of paragraph (a) above); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock or any Preferred Stock of any Restricted Subsidiary issued pursuant to the covenant described under “—Limitation on indebtedness;” provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases, redemptions or other acquisitions or retirement for value of Capital Stock (a) deemed to occur upon exercise, conversion or exchange of stock options, warrants or other rights to acquire Capital Stock, if such Capital Stock represents a portion of the exercise price of such options, warrants or other rights or (b) made in lieu of withholding taxes in connection with any such exercise, conversion or exchange; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise, conversion or exchange of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor, in each case, (a) in the event of a Change of Control, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations or (b) in the event of an Asset Sale, at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations, plus, in either case, any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or an Asset Sale Offer, as applicable, with respect to the notes as a result of such Change of Control or Asset Sale, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Permitted Indebtedness the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, other Restricted Payments in an aggregate amount not to exceed the greater of (i) $75 million and (ii) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Restricted Payment, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(11) dividends or distributions in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to the capital of Holdings in connection with any Qualified Equity Offering following the Issue Date, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(12) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the Incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, the Consolidated Leverage Ratio would not be greater than 3.0 to 1.0, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(13) transactions pursuant to the Spin-Off Documents or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement prior to such amendment, modification, supplement or replacement, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (10) and (13), the Issuer will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with the covenant.

Limitation on restrictions on distributions from Restricted Subsidiaries

The Issuer will not, and Holdings will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (b) make any loans or advances to the Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on or prior to the Issue Date, including the Senior Credit Agreement;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the Issuer (as determined by the Issuer in its reasonable and good faith judgment) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to an agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not created in anticipation of such acquisition;

(F) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(G) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers, suppliers, landlords or insurance, surety or bonding companies;

(H) any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(J) provisions in agreements or instruments which prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(K) customary provisions in organizational documents, joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into (i) in the ordinary course of business or (ii) with the approval of the Board of Directors; and

(L) any encumbrance or restrictions existing under or by reason of any agreements governing other Indebtedness permitted to be incurred under the covenant described under the heading “—Limitation on indebtedness” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those permitted in (y) the Indenture, the notes and the Guarantees or (z) agreements governing Indebtedness outstanding on the Issue Date, in each case as determined by the Issuer in its reasonable and good faith judgment.

(2) with respect to clause (c) of this covenant only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on sales of assets and subsidiary stock

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) Holdings, the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by Holdings, the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or the Issuer or such Restricted Subsidiary, as the case may be)

(A) first, to the extent Holdings elects, within 365 days of the receipt of such Net Available Cash,

(i) to reduce the outstanding principal amount of Permitted Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on indebtedness;”

(ii) to reduce the outstanding principal amount of any other Senior Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor; provided, however, that the Issuer shall equally and ratably reduce the principal amount of notes outstanding, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or through redemption, or shall offer (in accordance with the procedures set forth below in clause (b) of this covenant) to all Holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, in an aggregate principal amount which, if the offer were accepted, would result in such reduction; or

(iii) to reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor;

in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Holdings elects, to acquire Additional Assets or make any other capital expenditures in respect of a Related Business within 365 days of the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Holdings, the Issuer or such Restricted Subsidiary shall cause the related loan commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

The requirement of clause (a)(3)(B) of this covenant shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by Holdings, the Issuer or any of its Restricted Subsidiaries within the time period specified in clause (a)(3)(A) of this covenant and such Net Available Cash is subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

Notwithstanding the foregoing provisions of this covenant, Holdings, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $25 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of clause (a)(2) of this covenant, the following are deemed to be cash or Temporary Cash Investments:

(1) the assumption or discharge of Indebtedness of Holdings (other than obligations in respect of Disqualified Stock of Holdings), the Issuer or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of Holdings, the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) any securities received by Holdings, the Issuer or any Restricted Subsidiary from the transferee that are converted by Holdings, the Issuer or such Restricted Subsidiary into cash within ninety (90) days after such Asset Disposition, to the extent of the cash received in that conversion; and

(3) any Designated Non-cash Consideration received by Holdings, the Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of

(1) $75 million and (2) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness) pursuant to clause (a)(3)(C) above (or following which, the Issuer elects to purchase the notes pursuant to clause (a)(3)(A)(ii) above), the Issuer will purchase notes tendered pursuant to an offer (an “Asset Sale Offer”) by the Issuer for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof. The Issuer shall not be required to make such an Asset Sale Offer pursuant to this covenant if the Net Available Cash available therefor is less than $50 million (which lesser amount shall be carried forward for purposes of determining whether such an Asset Sale Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an Asset Sale Offer, Net Available Cash will be reset at zero.

(c) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

(a) Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Holdings, the Issuer or any Restricted Subsidiary (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10 million, unless:

(1) the terms of the Affiliate Transaction, taken as a whole, are no less favorable to Holdings, the Issuer or such Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time of the Affiliate Transaction in comparable arm’s-length dealings with a Person who is not an Affiliate of Holdings, the Issuer or such Restricted Subsidiary; and

(2) Holdings delivers to the Trustee:

(A) if such Affiliate Transaction involves an amount in excess of $25 million but not greater than $50 million, an Officer’s Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(B) if such Affiliate Transaction involves an amount in excess of $50 million, a resolution of the Board of Directors of Holdings set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors, if any. For purposes of this clause (B), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors or (y) in the event there are no disinterested members, a letter from an accounting, appraisal or investment banking firm of national standing is provided stating that such transaction is fair to Holdings, the Issuer or such Restricted Subsidiary from a financial point of view or that such Affiliate Transaction meets the requirements of clause (1) above.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)(A) any Permitted Investment or (B) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on restricted payments;”

(2) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business, and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, any such agreement, plan or arrangement;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of Holdings, the Issuer or any Restricted Subsidiary, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees, compensation and payments in respect of indemnities to directors, officers, employees or consultants of Holdings, the Issuer and the Restricted Subsidiaries;

(5) any transaction with Holdings, the Issuer, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Holdings, the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls the Issuer, such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings or the issuance or sale of any Capital Stock of the Issuer or any Restricted Subsidiary (or any Person that thereby becomes a Restricted Subsidiary) to Holdings, the Issuer or any Restricted Subsidiary;

(7) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(8) any transaction on arm’s-length terms with any non-Affiliate of Holdings that becomes an Affiliate of Holdings as a result of such transactions;

(9) any transactions between Holdings, the Issuer or any Restricted Subsidiary, on one hand, and any Person, on the other hand, a director of which is also a director of Holdings, the Issuer or a Restricted Subsidiary, and such director is the sole cause for such Person to be deemed an Affiliate of Holdings, the Issuer and/or a Restricted Subsidiary; provided that such director abstains from voting as a director of Holdings, the Issuer or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(10) other agreements or arrangements in effect on the Issue Date or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date.

Limitation on liens

Holdings will not, and will not permit the Issuer or any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital

Stock of the Issuer or a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes and the Guarantees shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any such Lien thereby created in favor of the notes or any Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of such Lien in favor of any Subsidiary Guarantor, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer to any Person not an Affiliate of Holdings of the property or assets secured by such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest or fees, any accretion of accreted value, any amortization of original issue discount, any payment of interest in the form of additional Indebtedness containing the same terms or in the form of Qualified Capital Stock of Holdings, any payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class or any accretion of original issue discount or liquidation preference and any increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger and consolidation

(a) Holdings will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) Holdings shall be the surviving corporation or the resulting, surviving or transferee Person (“Successor Holdings”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and Successor Holdings (if not Holdings) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Holdings under its Guarantee of the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of Successor Holdings or any Subsidiary as a result of such transaction as having been Incurred by Successor Holdings or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, Successor Holdings would (a) be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on indebtedness” or (b) have had a Consolidated Coverage Ratio greater than the Consolidated Coverage Ratio immediately prior to such transaction and without giving pro forma effect thereto; and

(4) Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

(b) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of its assets in one or a series of related transactions to, any Person, unless:

(1) the surviving corporation or the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation, limited liability corporation or limited partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the notes and the Indenture; and if the Successor Issuer shall be a limited liability corporation or limited partnership, a Wholly Owned Subsidiary of the Successor Issuer that is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia shall expressly assume, on a joint and several basis with the Successor Issuer, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Successor Issuer under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, Holdings would (a) be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under paragraph (a) of “—Limitation on indebtedness” or (b) have had a Consolidated Coverage Ratio greater than the Consolidated Coverage Ratio immediately prior to such transaction and without giving pro forma effect thereto; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Holdings or the Issuer, which properties and assets, if held by Holdings or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Holdings or the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings or the Issuer, as applicable.

For the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiary will not constitute the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of Holdings, the Issuer or the Restricted Subsidiaries.

Successor Holdings or the Successor Issuer will be the successor to Holdings or the Issuer, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or the Issuer, as applicable, under the Indenture and the predecessor Holdings or the Issuer, as applicable, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes and Guarantees, as applicable.

For all purposes of the Indenture, Subsidiaries of Successor Holdings will, upon any transaction subject to this covenant, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture.

(c) Holdings will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Holdings or an Affiliate of Holdings), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Holdings provides an Officer’s Certificate to the Trustee to the effect that Holdings will comply with its obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) Holdings delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the Indenture.

Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Holdings, the Issuer or any Subsidiary Guarantor; and

(2) Holdings or the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating Holdings or the Issuer in a jurisdiction within the United States of America, any State thereof or the District of Columbia.

Future subsidiary guarantors

Holdings will cause each domestic Wholly Owned Subsidiary that Guarantees Indebtedness under the Senior Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture and applicable to the other Subsidiary Guarantors.

SEC reports

Whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC subject to the immediately succeeding paragraph and provide the Trustee and Noteholders (or cause the Trustee to provide the Noteholders) with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (after giving effect to all applicable extensions and cure periods) and prepared in all material respects in accordance with the rules of regulations applicable to such reports.

If, at any time, Holdings is not subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Holdings will post the reports specified in the preceding sentence on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.

At any time that any of Holdings’ Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Holdings, the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

In addition, at any time when Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

The Trustee shall have no responsibility to determine whether any filings pursuant to this section have occurred.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for thirty (30) days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by Holdings or the Issuer to comply with its obligations under “—Certain covenants—Merger and consolidation” above;

(4) the failure by Holdings to comply for one hundred eighty (180) days after notice as described below with any of its obligations in the covenant described above under “—SEC reports;”

(5) the failure by Holdings, the Issuer or any Subsidiary Guarantor to comply for sixty (60) days after notice as described below to comply with its other agreements contained in the notes or the Indenture (other than those referred to in the foregoing clauses (1), (2), (3) or (4));

(6) Indebtedness of Holdings, the Issuer or any Significant Subsidiary is (x) not paid within any applicable grace period after final maturity or (y) is accelerated by the holders thereof prior to its Stated Maturity because of a default and, in either case (x) or (y), the total amount of such Indebtedness unpaid or accelerated exceeds $50 million; provided that if, prior to any acceleration of the notes, (i) any such default is cured or waived, (ii) any such acceleration is rescinded or (iii) such Indebtedness is repaid, within a period of thirty (30) days from the earlier of continuation of such default beyond any applicable grace or cure period or the occurrence of such acceleration, as the case may be, any such Event of Default under the Indenture (but not any acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $50 million or its foreign currency equivalent is entered against Holdings, the Issuer or any Significant Subsidiary, remains outstanding for a period of sixty (60) consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized (the “judgment default provision”);

(9) any Guarantee ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee (in each case other than as permitted in accordance with the terms of the Indenture); or

(10) the Issuer ceases to be a Subsidiary of Holdings.

A default under the preceding clauses (4), (5), and (8) of this covenant will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify Holdings of the default and Holdings does not cure such default within the time specified, as applicable, after receipt of such notice; provided that a notice of Default must specify the Default, demand that it be remediated and state that such notice is a “Notice of Default” and may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred.

Any default for the failure to deliver any report within the time periods prescribed in the covenant described under “—Certain covenants—SEC reports” or to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

If an Event of Default (other than an Event of Default specified in the bankruptcy provisions) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Issuer and the Trustee may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes by notice to the Trustee may rescind any such acceleration with respect to the notes and its consequences (including any payment Default that directly resulted from such acceleration). No such rescission will affect any subsequent Default or impair any right consequent thereto.

Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability, claim or expense;

(4) the Trustee has not complied with such request within sixty (60) days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to a responsible officer of the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within ninety (90) days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within thirty (30) days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not:

(1) reduce the principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) change the provisions applicable to the redemption of any note as described under “—Optional redemption” (other than provisions under the subheading “—Selection and notice of redemption”);

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without notice to, or the consent of, any Holder of the notes, the Issuer, the Guarantors and the Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of Holdings, the Issuer or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for United States federal income tax purposes;

(4) to add Guarantees with respect to the notes, including any Guarantee, or to secure the notes; provided that any amendment or supplemental indenture evidencing any such additional Guarantee may be executed by the relevant Guarantor and the Trustee and shall not be required to be executed by any other Person;

(5) to add to the covenants of Holdings, the Issuer or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon Holdings, the Issuer or any Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder of the notes;

(7) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the notes or any Guarantee to any provision of this “Description of the notes” to the extent that such provision in this “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes or such Guarantee; or

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

When we (1) deliver to the Trustee all outstanding notes (other than notes replaced) for cancelation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date (other than notes replaced), and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect. We shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent in connection with the satisfaction and discharge of the Indenture have been complied with.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of control” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation,”

exclusive of subclause (3) of paragraphs (a) and (b) thereof, and other than any other substantive provisions required for purposes of the Trust Indenture Act), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of paragraphs (a) and (b) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of Holdings to comply with clause (3) of paragraph (a) under “—Certain covenants—Merger and consolidation” or the failure of the Issuer to comply with clause (3) of paragraph (b) under “—Certain covenants—Merger and consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations (the sufficiency of any U.S. Government Obligations shall be certified by an Officer’s Certificate) for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). We shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent in connection with the defeasance have been complied with.

Concerning the trustee

UMB Bank, N.A. is to be the Trustee under the Indenture. We have also appointed UMB Bank, N.A. as Registrar and Paying Agent with regard to the notes.

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Holdings, the Issuer or any Subsidiary Guarantor will have any liability for any obligations of Holdings, the Issuer or any Subsidiary Guarantor under the notes, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“2027 Indenture” means the Indenture dated April 27, 2017, among the Issuer, Holdings, the other guarantors party thereto and U.S. Bank National Association, as trustee.

“2027 Notes” means the Issuer’s 5.625% Senior Notes due 2027 issued under the 2027 Indenture.

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings, the Issuer or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on restricted payments,” “—Certain covenants—Limitation on affiliate transactions” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Holdings, the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of the Issuer or a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Holdings, the Issuer or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of Holdings, the Issuer or any Restricted Subsidiary; or

(3) any other assets of Holdings, the Issuer or any Restricted Subsidiary outside of the ordinary course of business of Holdings, the Issuer or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by (x) a Restricted Subsidiary or the Issuer to Holdings, (y) a Restricted Subsidiary or Holdings to the Issuer or (z) a Restricted Subsidiary, the Issuer or Holdings to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain covenants—Limitation on restricted payments” and (y) a disposition of all or substantially all the assets of Holdings in accordance with the covenant described under “—Certain covenants—Merger and consolidation;”

(C) a disposition of assets with a Fair Market Value of less than $10 million; provided, however, that for purposes of this clause, Fair Market Value may be determined by any Officer authorized by Holdings to do so;

(D) a disposition of cash or Temporary Cash Investments;

(E) the granting, creation or perfection of a Lien not prohibited by the covenant described above under “—Certain covenants—Limitations on liens” (but not the sale or other disposition of the property subject to such Lien);

(F) the disposition of products, services, inventory, equipment, real property and accounts receivable or other assets in the ordinary course of business, including in connection with the compromise, settlement or collection thereof;

(G) sales in the ordinary course of business of immaterial assets;

(H) the disposition of damaged, obsolete, worn out, uneconomical or surplus property, equipment or assets;

(I) licenses and sublicenses by Holdings, the Issuer or any Restricted Subsidiary of software or intellectual property in the ordinary course of business;

(J) any surrender or waiver of contract rights or the settlement, release, recovery one or surrender of contract, tort or other claims of any kind;

(K) transfers of property subject to casualty or condemnation proceedings;

(L) the voluntary termination of Hedging Obligations;

(M) the trade or exchange by Holdings, the Issuer or any Restricted Subsidiary of any asset for any other asset or assets; provided that the Fair Market Value of the asset or assets received by Holdings, the Issuer or such Restricted Subsidiary in such trade or exchange (including any cash or Temporary Cash Investments) is reasonably equivalent to the Fair Market Value of the asset or assets disposed of by Holdings, the Issuer or such Restricted Subsidiary pursuant to such trade or exchange; provided further, that if any cash or Temporary Cash Investments are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Temporary Cash Investments shall be deemed proceeds of an “Asset Disposition;”

(N) any disposition in connection with a Sale/Leaseback Transaction permitted under “—Certain covenants—Limitations on indebtedness” and “—Certain covenants—Limitations on liens;” or

(O) any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiary; provided that the Ethanol Subsidiary owns no assets other than the Ethanol Assets.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of Holdings or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available to (y) Consolidated Interest Expense for such four (4) fiscal quarters; provided, however, that:

(1) if Holdings, the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if Holdings, the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(3) if since the beginning of such period Holdings, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings, the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings, the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings, the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period Holdings, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in the Issuer or any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Holdings, the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, (i) whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings and (ii) whenever pro forma effect is to be given to a transaction, the pro forma calculations may include cost savings and all other operating expense reductions resulting from such transaction that have been realized or are, in the good faith judgment of a responsible financial or accounting Officer of Holdings, expected to be realized within twelve (12) months of such transaction. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve (12) months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four (4) fiscal quarters subject to the pro forma calculation.

“Consolidated Current Liabilities” of such Person as of the date of determination means the aggregate amount of liabilities of such Person and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities under GAAP (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between any of such Person and any Restricted Subsidiary of such Person; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of Holdings, the Issuer and the consolidated Restricted Subsidiaries (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision), plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings, the Issuer or the Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) capitalized interest;

(4) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) all dividends accrued in respect of all Disqualified Stock of Holdings and all Preferred Stock of the Issuer or any Restricted Subsidiary, in each case, held by Persons other than Holdings, the Issuer or a Restricted Subsidiary (other than such dividends payable solely in Capital Stock (other than Disqualified Stock) of Holdings);

(8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) Holdings, the Issuer or any Restricted Subsidiary; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings, the Issuer or a Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four (4) full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments to Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Net Income” means, for any period, the net income of Holdings and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than Holdings) if such Person is not the Issuer or a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, Holdings’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually paid by such Person during such period to Holdings, the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) Holdings’ or the Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash actually funded by Holdings or the Issuer, as the case may be, during such period to such Person;

(2) any net income (or loss) of any Person acquired by Holdings or a Subsidiary of Holdings in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition, to the extent such net income is not paid in cash as a dividend or other distribution to Holdings, the Issuer or a Restricted Subsidiary (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations in clause (3) below);

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Holdings or the Issuer, except that:

(A) subject to the exclusion contained in clause (4) below, Holdings’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually paid by such Restricted Subsidiary during such period to Holdings, the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) Holdings’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of Holdings, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) income and losses attributable to discontinued operations;

(7) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Holdings, the Issuer or any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of Holdings, the Issuer or any Restricted Subsidiary;

(8) the cumulative effect of a change in accounting principles;

(9) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(10) unrealized gains and losses with respect to Hedging Obligations, including without limitation, those resulting from the application of FASB ASC Topic 815; and

(11) non-cash interest expenses attributable to the equity component of convertible debt, including under FASB ASC Topic 470,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Holdings, the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (E) thereof.

“Consolidated Net Tangible Assets” of a Person as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of Holdings, the Issuer or any Restricted Subsidiary plus, the aggregate additional Indebtedness that Holdings, the Issuer or any Restricted Subsidiary may Incur as of such date pursuant to clause (b)(1) of the covenant described under “—Certain covenants—Limitation on indebtedness” for which a financial institution has committed, or is otherwise obligated, to provide.

“Consolidated Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Consolidated Secured Indebtedness to (b) the aggregate amount of EBITDA for the most recently ended four full consecutive fiscal quarters for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio; provided, however, that for purposes of the calculation of the Consolidated Secured Leverage Ratio, in connection with the Incurrence of any Lien pursuant to clause (26) of the definition of “Permitted Liens,” Holdings, the Issuer or the Restricted Subsidiaries may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries on a consolidated basis.

“Credit Facilities” means one or more debt facilities (including the Senior Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the notes or the creditworthiness of the Issuer or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, the Issuer or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Change of control;” and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all provisions for taxes based on the income or profits of Holdings, the Issuer and the consolidated Restricted Subsidiaries; plus

(2) Consolidated Interest Expense; plus

(3) depreciation and amortization expense of Holdings, the Issuer and the consolidated Restricted Subsidiaries (including amortization of intangibles but excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4) any losses attributable to early extinguishment of Indebtedness or under any Hedging Obligation, and any unrealized losses attributable to the application of “mark to market” accounting in respect of Hedging Obligations; plus

(5) an amount equal to any extraordinary loss plus any net loss realized by Holdings, the Issuer and the consolidated Restricted Subsidiaries in connection with (A) an Asset Disposition or (B) any disposition of the Ethanol Assets or any disposition of the shares of Capital Stock of the Ethanol Subsidiary; plus

(6) all impairments and other non-cash charges or expenses of Holdings, the Issuer and the consolidated Restricted Subsidiaries (excluding any such impairment and other non-cash charges and expenses to the extent representing an accrual of or reserve for cash expenditures in any future period); less

(7) all non-cash items of income of Holdings, the Issuer and the consolidated Restricted Subsidiaries (other than accruals of revenue by Holdings, the Issuer and the consolidated Restricted Subsidiaries in the ordinary course of business); less

(8) any gains attributable to early extinguishment of Indebtedness or under any Hedging Obligation, and any unrealized gains attributable to the application of “mark to market” accounting in respect of Hedging Obligations; less

(9) an amount equal to any extraordinary gain plus any net gain realized by Holdings, the Issuer and the consolidated Restricted Subsidiaries in connection with (A) an Asset Disposition or (B) any disposition of the Ethanol Assets or any disposition of the shares of Capital Stock of the Ethanol Subsidiary, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise contributed or distributed to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Ethanol Assets” means any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights primarily related to the operations of the Ethanol Subsidiary.

“Ethanol Subsidiary” means Hankinson Holding, LLC.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(3)(B) under “—Certain covenants—Limitation on restricted payments,” if the Fair Market Value of the property or assets in question is so determined to be in excess of $50 million, such determination must be confirmed by an Independent Qualified Party.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Measurement Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under “—Certain covenants—SEC reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and any Subsidiary Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or similar agreements or arrangements relating to commodity prices.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain covenants—Limitation on indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

(4) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(5) the reclassification of any outstanding Capital Stock as Indebtedness due to a change in accounting principles so long as such Capital Stock was issued prior to, and not in contemplation of, such accounting change will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property and all conditional sale obligations of such Person, in either case due more than six months after such property is acquired or such sale is completed, and all obligations of such Person under any title retention agreement relating to property acquired by such Person (but excluding (A) accounts payable or other liabilities to trade creditors arising in the ordinary course of business, (B) deferred compensation payable to directors, officers or employees of Holdings, the Issuer or any other Restricted Subsidiary and (C) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person (but excluding, in each case, any accrued dividends);

(6) all Guarantees by such Person of (A) obligations of the type referred to in clauses (1) through (5) or (B) dividends of other Persons;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by Holdings, the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

The amount of any Preferred Stock that has a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be calculated as of the first date thereafter on which such Preferred Stock could be required to be so redeemed, repaid or repurchased. If any Preferred Stock does not have a fixed redemption, repayment or repurchase price, the amount of such Preferred Stock will be its maximum liquidation value.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Holdings.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Holdings, the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings, the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Holdings, the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings, the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain covenants—Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) by Moody’s, (2) BBB- (or the equivalent) by Standard and Poor’s or (3) BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means September 13, 2019.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage or deed of trust, charge, pledge, lien, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease, other title retention agreement or any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Measurement Date” means April 25, 2017, the issue date of the 2027 Notes.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Temporary Cash Investments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Temporary Cash Investments) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred (including any relocation expenses incurred as a result thereof and any related severance and associated costs), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings, the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Holdings, the Issuer or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary of Holdings. “Officer” of the Issuer or any other Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by one Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings or the Issuer (or if such opinion of counsel is in relation to a transaction of any other Guarantor or the Issuer, counsel to such other Guarantor or the Issuer).

“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.

“Permitted Investment” means an Investment by Holdings, the Issuer or any Restricted Subsidiary in:

(1) Holdings, the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings, the Issuer or a Restricted Subsidiary;

(3) cash and Temporary Cash Investments;

(4) receivables owing to Holdings, the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to directors and employees made in the ordinary course of business consistent with past practices of Holdings, the Issuer or such Restricted Subsidiary (including, without limitation, loans and advances the net proceeds of which are used solely to purchase Capital Stock of Holdings in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto on other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans;

(7) Investments received (a) in settlement of debts created in the ordinary course of business and owing to Holdings, the Issuer or any Restricted Subsidiary, (b) in satisfaction of judgments or (c) in compromise or resolution of litigation, arbitration or other disputes;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” or (ii) a disposition of assets not constituting an Asset Disposition (including, for the avoidance of doubt, any disposition of the Ethanol Assets or any disposition of shares of Capital Stock of the Ethanol Subsidiary);

(9) any Person where such Investment was acquired by Holdings, the Issuer or any Restricted Subsidiary (a) in connection with an acquisition, merger, amalgamation or consolidation with or into Holdings, the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the Indenture to the extent that such Investment was not made in contemplation of such acquisition, merger, amalgamation or consolidation, (b) in exchange for any other Investment or accounts receivable held by Holdings, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (c) as a result of a foreclosure by Holdings, the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of advances, deposits and prepayment for purchases of any assets, prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings, the Issuer or any Restricted Subsidiary;

(11) any Person in exchange for Qualified Capital Stock of Holdings;

(12) any Person to the extent such Investments consist of Hedging Obligations;

(13) Guarantees of Indebtedness otherwise permitted under the covenant described under “—Certain covenants—Limitation on indebtedness” or Guarantees by Holdings, the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings, the Issuer or a Restricted Subsidiary in the ordinary course of business;

(14) any Person to the extent such Investment exists on, or any Investment pursuant to a binding agreement that exists on, the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date or as otherwise contemplated pursuant to a binding agreement that exists on the Issue Date);

(15) any Person to the extent such Investments result solely from the receipt by Holdings, the Issuer or a Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of

Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of receipt thereof); and

(16) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment is made, do not exceed the greater of (A) $125 million and (B) 6.5% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Investment.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (16) above, Holdings will be entitled to classify (but not reclassify) such Investment (or portion thereof) in one or more of such categories set forth above).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Holdings, the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, assessments or governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) leases or licenses with respect to the assets or properties of Holdings, the Issuer or any Restricted Subsidiary, so long as such leases or licenses do not, individually or in the aggregate, interfere in any material respect with the ordinary course of the business of Holdings, the Issuer or any Restricted Subsidiary;

(7) filing of Uniform Commercial Code financing statements (or similar filings under applicable law) regarding operating leases;

(8) survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) judgment Liens in respect of judgments that do not constitute an Event of Default;

(10) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person, including Permitted Indebtedness Incurred under clause (b)(11) of the covenant described under “—Certain covenants—Limitation on indebtedness;” provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds or replacements in respect thereof);

(11) Liens to secure Permitted Indebtedness Incurred under the provisions described in clause (b)(1) of the covenant described under “—Certain covenants—Limitation on indebtedness;”

(12) Liens on assets of any Foreign Subsidiary to secure Indebtedness permitted by clause (b)(13) of the covenant described under “—Certain covenants—Limitation on indebtedness;”

(13) Liens existing on the Issue Date;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds thereof or replacements in respect thereof);

(16) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto, improvements thereon, accessions thereto, proceeds thereof or replacements in respect thereof);

(17) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(18) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(19) Liens in favor of Holdings, the Issuer or any Subsidiary Guarantor;

(20) Liens created for the benefit of (or to secure) the notes (or the Guarantees of the notes) or payment obligations to the Trustee in respect thereof;

(21) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (10), (13), (15) or (16); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (10), (13), (15) or (16) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

(22) Liens Incurred to secure cash management services in the ordinary course of business;

(23) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby;

(24) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(25) Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings, the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(26) other Liens securing Indebtedness; provided, however, that at the time of incurrence after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 1.5 to 1.0;

(27) Liens with respect to obligations that are at any one time outstanding not to exceed the greater of (i) $75 million and (ii) 4% of Consolidated Net Tangible Assets of Holdings, the Issuer and the Restricted Subsidiaries determined as of the date of such Incurrence; and

(28) Liens incurred in connection with a Sale/Leaseback Transaction Incurred pursuant to clause (14) of paragraph (b) under “—Certain covenants—Limitation on indebtedness.”

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (10), (15) or (16) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) (i) Incurred to finance the acquisition by Holdings, the Issuer or a Restricted Subsidiary of such asset, including additions and improvements or (ii) assumed in connection with the acquisition of any fixed or capital assets; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred no later than 180 days after such acquisition of such assets.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Holdings. “Qualified Equity Offering” means any public or private issuance and sale of Holdings’ common stock by Holdings; provided, however, that the cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes to be redeemed are received by the Issuer as a contribution to its common equity capital. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of Holdings.

“Rating Agencies” means Standard & Poor’s, Moody’s and Fitch or if any of Standard & Poor’s, Moody’s or Fitch shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted for Standard & Poor’s, Moody’s or Fitch, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Holdings, the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus accrued and unpaid interest and any related fees and expenses in connection with such Refinancing, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or Holdings or (B) Indebtedness of Holdings, the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which Holdings, the Issuer or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Holdings, the Issuer or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Holdings held by any Person (other than by the Issuer or a Restricted Subsidiary) or of any Capital Stock of the Issuer or a Restricted Subsidiary held by any Affiliate of Holdings (other than by the Issuer or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Holdings that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of Holdings, the Issuer or any Subsidiary Guarantor (other than (A) from Holdings, the Issuer or any Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

The amount of any Restricted Payment if made otherwise than in cash will be Fair Market Value of the assets subject thereto.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary, provided that the Issuer shall not be considered a Restricted Subsidiary or an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings, the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by Holdings, the Issuer or a Restricted Subsidiary whereby Holdings, the Issuer or a Restricted Subsidiary transfers such property to a Person and Holdings, the Issuer or a Restricted Subsidiary leases it from such Person.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the notes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Credit Agreement” means the amended and restated credit agreement entered into on August 30, 2013, among the Issuer, as borrower, Holdings, as guarantor, the borrowing subsidiaries party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, providing for a senior secured asset-based loan credit facility and term facility, as amended and restated on August 27, 2019, and as further amended, restated, replaced (whether before, upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to Holdings, the Issuer or any Subsidiary of Holdings;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture;

(7) any Indebtedness, which, when Incurred and without respect to any election under Section 111(b) of Title 11, United States Code, is without recourse to such Person;

(8) any Indebtedness of or amounts owed by such Person for compensation to employees or for services rendered to another Person; and

(9) Indebtedness of such Person to a Subsidiary or any other Affiliate or any such Affiliate’s Subsidiaries.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a significant subsidiary of Holdings within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

“Spin-Off Documents” means the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Lease Agreement for 200 Peach Street, El Dorado, Arkansas, the Hangar Rental Agreement, the Aircraft Maintenance

Labor Pooling Agreement and the Airplane Interchange Agreement, each between Murphy Oil Corporation and Holdings dated August 30, 2013 and each as filed as an exhibit to Holdings’ Current Report on Form 8-K filed on September 5, 2013, together with any other agreements, instruments or other documents entered into in connection with any of the foregoing.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Guarantee of the notes of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the notes.

“Subsidiary Guarantor” means each Subsidiary of Holdings that executes the Indenture as a guarantor and each other Subsidiary of Holdings that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 364 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United

States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s;

(5) investments in securities with maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s;

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) to the extent held by a Foreign Subsidiary, other short-term Investment utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in Investments of a type analogous to those described in clauses (1) through (6) of this definition.

“Trustee” means UMB Bank, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Unrestricted Subsidiary” means:

(1) the Ethanol Subsidiary;

(2) any Subsidiary of Holdings (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Holdings other than the Issuer (including any newly acquired or newly formed Subsidiary (or any Person becoming a Subsidiary through merger or consolidation or Investment therein)) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments.”

If at any time Holdings or the Issuer delivers a written notice to the Trustee designating any Unrestricted Subsidiaries to be a Restricted Subsidiary, any such Subsidiary will cease to be an Unrestricted Subsidiary immediately upon the Trustee’s receipt of such notice.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or comparable source, if The Wall Street Journal ceases to publish these rates) on the date two (2) Business Days prior to such determination.

Except as described under “—Certain covenants—Limitation on indebtedness,” whenever it is necessary to determine whether the Issuer or any of the Guarantors has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the Issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by Holdings or one or more other Wholly Owned Subsidiaries.

Material U.S. federal income tax considerations for Non-U.S. Holders

The following are the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of owning and disposing of notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the potential application of the income accrual rules set forth in Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), alternative minimum tax and “Medicare contribution tax” consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;
•	a regulated investment company;
•	a dealer or trader in securities that uses a mark-to-market method of accounting;
•	holding notes as part of a “straddle” or integrated transaction;
•	a partnership for U.S. federal income tax purposes; or
•	a tax-exempt entity.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are such a partnership and are considering the purchase of notes, or if you are a partner in such a partnership, you are urged to consult your tax advisers about the U.S. federal income tax consequences of owning and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the notes

Subject to the discussion below under “—Backup withholding and information reporting” and “—FATCA,” payments of principal and interest on the notes by the Issuer will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Issuer through stock ownership;

•	you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, as applicable, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively connected income”.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively connected income,” payments of interest on the notes generally will be subject to withholding tax at a rate of 30%, subject to an applicable income tax treaty providing for an exemption or a reduced rate.

Sale or other taxable disposition of the notes

Subject to the discussion below under “—Backup withholding and information reporting” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange, retirement, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, provided however that any amounts attributable to accrued interest will be treated as described above under “—Payments on the notes.”

Effectively connected income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a United States person. In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above under “—Payments on the notes” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. Withholding may also apply to payments of proceeds of sales or redemptions of the notes, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply on payments of gross proceeds. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. You should consult your tax adviser regarding the implications of FATCA for an investment in the notes.

Underwriting

J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Stephens Inc. are acting as joint book-running managers of the offering, and J.P. Morgan Securities LLC is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name in the following table.

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$155,000,000
RBC Capital Markets, LLC	75,000,000
Stephens Inc.	75,000,000
Regions Securities LLC	50,000,000
BofA Securities, Inc.	30,000,000
Fifth Third Securities, Inc.	30,000,000
Wells Fargo Securities, LLC	30,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	17,500,000
PNC Capital Markets LLC	12,500,000
UMB Financial Services, Inc.	12,500,000
Hancock Whitney Investment Services, Inc.	12,500,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.375% of the principal amount of such notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.250% of the principal amount of such notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed that, for a period of 45 days from the date of this prospectus supplement, we will not, without the prior written consent of the representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a maturity of more than one year, other than the notes.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Murphy Oil USA
Per note	1.250%

We estimate that our total expenses for this offering, exclusive of the underwriting discounts, will be approximately $2,000,000.

We expect that delivery of the notes will be made against payment therefore on or about September 13, 2019, which will be the seventh business day following the date of pricing of the notes, or ‘‘T+7.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The notes are offered for sale only in those jurisdictions where it is legal to offer them.

The notes are a new issue of securities, and there is no currently established trading market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. Certain of the underwriters have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If any of the underwriters ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, with respect to our Senior Credit Agreement, an affiliate of J.P. Morgan Securities LLC served as joint lead arranger and joint bookrunner and currently serves as administrative agent and a lender; an affiliate of Regions Securities LLC served as joint lead arranger and joint bookrunner and another affiliate of Regions Securities LLC currently serves as syndication agent and a lender; an affiliate of each of BofA Securities, Inc., Fifth Third Securities, Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC currently serves as documentation agent and a lender; and an affiliate of each of BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC, UMB Financial Services, Inc. and Hancock Whitney Investment Services, Inc. currently serves as a lender. In addition, an affiliate of UMB Financial Services, Inc. will serve as trustee for the notes. Additionally, J.P. Morgan Securities LLC is acting as dealer manager in connection with the Tender Offer, for which it will receive indemnification against certain liabilities and receive customary out-of-pocket expense reimbursement, which may be paid using a portion of the net proceeds from this offering. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. For example, certain of the underwriters or their respective affiliates may hold a portion of the 2023 Notes and, as a result, may receive a proportionate share of the net proceeds of this offering as a result of the Tender Offer or Redemption. See “Use of proceeds”.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Hedging strategies may include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus

Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) persons who are outside the United Kingdom; (ii) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Each underwriter severally represents, warrants and agrees that it has:

A.	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

B.	complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the notes and the related guarantees will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, as to New York and Delaware law, Jackson Walker, L.L.P. as to the laws of the State of Texas, and Friday, Eldredge & Clark LLP as to the laws of the State of Arkansas. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements and schedule of Murphy USA Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

MURPHY USA INC.

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Purchase Contracts

Units

We may offer from time to time common stock, preferred stock, debt securities, guarantees of debt securities, warrants, purchase contracts and units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “MUSA.” On August 29, 2019, the last reported sale price of our common stock on the NYSE was $90.02 per share.

We may sell the securities offered under this prospectus through agents; through one or more underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement. See “Plan of Distribution.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, as well as those risks contained or incorporated by reference in the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2019.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, and we cannot assure you as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “Murphy USA,” “the Company,” “we,” “us,” and “our” refer to Murphy USA Inc. and its consolidated subsidiaries, unless specified otherwise or the context indicates otherwise. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement, unless specified otherwise or the context indicates otherwise.

i

ii

THE COMPANY

Murphy USA’s business consists primarily of the marketing of retail motor fuel products and convenience merchandise through a large chain of 1,474 (as of June 30, 2019) retail stores operated by us. Our retail stores are located in 26 states, primarily in the Southwest, Southeast and Midwest United States. Of these stores, 1,160 are branded Murphy USA and 314 are standalone Murphy Express locations (as of June 30, 2019). Our business also includes certain product supply and wholesale assets, including product distribution terminals and pipeline positions. As an independent publicly traded company, we are a low-price, high volume fuel retailer selling convenience merchandise through low cost kiosks and small store formats with key strategic relationships and experienced management.

Murphy USA Inc. was incorporated in the State of Delaware on March 1, 2013 and holds, through its subsidiaries, the former U.S. retail marketing business of its former parent company, Murphy Oil Corporation, plus other assets and liabilities of Murphy Oil Corporation that supported the activities of the U.S. retail marketing operations. Murphy Oil Corporation retains no ownership interest in Murphy USA. Our principal executive offices are located at 200 Peach Street, El Dorado, Arkansas 71730-5836 and our telephone number is (870) 875-7600. We maintain a website at http://www.murphyusa.com. Our website and the information accessible through our website are not incorporated into this prospectus, and no such information should be considered a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Our SEC filings and other information about the Company is also available at our website at http://www.murphyusa.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2018;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2019;

(c)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

(d)	Current Reports on Form 8-K/A filed on February 8, 2019, on Form 8-K filed on May 1, 2019 (second filing only), on Form 8-K filed on August 23, 2019 and August 29, 2019; and

(e)

the description of our common stock contained in Exhibit 99.1 of Amendment No. 6 to our Registration Statement on Form 10 filed on August 15, 2013, including any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning our office at Murphy USA Inc., 200 Peach Street, El Dorado, Arkansas 71730-5836, telephone number (870) 875-7600.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. These statements express management’s current views concerning future events or results, including without limitation our anticipated growth strategy, particularly with respect to our plans to build additional sites, and our ability to generate revenues, including through the sale of RINs, which are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult which may hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates or any of the other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequent document we have filed or may file with the SEC. As a result, you should not place undue reliance on forward-looking statements. If any of the forecasted events does not occur for any reason, our business, results of operation, cash flows and/or financial condition may be materially adversely affected.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company undertakes no obligation to update or revise any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete.

The certificate of incorporation and bylaws are included as exhibits to our most recent Annual Report on Form 10-K incorporated by reference into this prospectus (as amended, if applicable, as disclosed by us in any subsequent Current Report on Form 8-K filed pursuant to Item 5.03(a) thereof, any subsequent proxy statement or any subsequent information statement, in each case incorporated by reference into this prospectus).

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Common stock outstanding. As of June 30, 2019, there were 31,970,191 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders (other than matters relating solely to the terms of any preferred stock or directors elected solely by the holders thereof). Our certificate of incorporation and bylaws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting securities entitled to vote in the election of directors are able to elect all of the directors.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of Murphy USA, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority to issue, without further vote or action by the stockholders, the preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Murphy USA without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Murphy USA has no plans to issue any of the preferred stock.

Election and Removal of Directors

Our board of directors currently consists of nine directors. The number of directors may be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the “whole board” (defined as the total number of authorized directorships at any given time, whether or not there exist any vacancies in previously authorized directorships). No director is removable by the stockholders except for cause, and directors may be removed for cause only by an affirmative vote of a majority of the total voting power of our outstanding securities generally entitled to vote in the election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.

Staggered Board

Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors are elected for three-year terms to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Limits on Written Consent

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Stockholder Meetings

Our certificate of incorporation and our bylaws provide that special meetings of our common stockholders may be called only by our board of directors acting pursuant to a resolution adopted by a majority of the whole board. Our bylaws provide that business transacted at any special meeting will be limited to the purposes stated in the notice of such meeting.

Amendments to Our Governing Documents

Our amended and restated certificate of incorporation (our “certificate of incorporation”) provides that the amendment of the provisions described under “-Election and Removal of Directors,” “-Staggered Board,” “-Limits on Written Consents,” and “-Stockholder Meetings” require the affirmative vote of holders of at least 66 2/3% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. Pursuant to Delaware law, the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our certificate of incorporation.

Our amended and restated bylaws (our “bylaws”) are generally subject to alteration, amendment or repeal, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of the whole board; or

•	the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or, if applicable, special meeting of stockholders.

Under these procedural requirements, in order to nominate a director or bring a proposal for any other business before a meeting of stockholders, a stockholder is required to deliver timely notice of the nomination or proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with, among other things, the following:

•	information relating to each director nominee, if any, required to be disclosed in the solicitation of proxies for the election of directors pursuant to the Exchange Act;

•

a brief description of the business, if any, to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder or beneficial owner in the proposal;

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

•

for each class or series of stock, the number of shares beneficially owned by the stockholder and beneficial owner and a representation that the stockholder is a holder of record entitled to vote at the meeting; and

•

a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder or beneficial owner or any nominee with respect to our securities.

To be timely, a stockholder is generally required to deliver notice:

•

in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the first anniversary of the annual meeting of stockholders held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no earlier than 120 days prior to the annual meeting and no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which we first publicly announced the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, not earlier than 120 days prior to the date of the special meeting nor more than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which we first publicly announced the date of the special meeting.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed only for the following:

•	any breach of the director’s duty of loyalty to the company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threated to be made, a party, whether civil or criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by us. The effect of these are to indemnify any officer or director of the Company against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law, our certificate of incorporation (including any certificate of designations for any class or series of our preferred stock) or our bylaws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Anti-Takeover Effects of Some Provisions

Some of the provisions of our certificate of incorporation and bylaws (as described above) could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, including our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute

We have elected to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•

the board of directors of the corporation had, prior to the person becoming an interested stockholder, approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on the NYSE under the ticker symbol “MUSA.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

See “Description of Capital Stock — Preferred Stock.”

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. All capitalized terms have the meanings specified in the indenture.

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that may be issued separately or upon exercise of a debt warrant from time to time. The debt securities may either be senior debt securities or subordinated debt securities. The debt securities will be issued under an indenture with a trustee to be named therein. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The debt securities will be the direct unsecured obligations of Murphy Oil USA, Inc. (“MOUSA”), a subsidiary of the Company, and will be guaranteed by the Company and certain other subsidiaries of the Company, as described under “Description of Guarantees.”

The senior debt securities will rank equally with all of MOUSA’s other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MOUSA’s present and future senior indebtedness to the extent and in the manner described in the prospectus supplement and, if applicable, in a pricing supplement, and as set forth in the supplemental indenture, board resolution or officers’ certificate relating to such offering.

The indenture does not limit the amount of debt securities that MOUSA may issue. It provides that MOUSA may issue debt securities up to the principal amount that MOUSA may authorize and may be in any currency or currency unit designated by MOUSA.

The applicable prospectus supplement for a series of debt securities, together with a pricing supplement, if any, will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	MOUSA’s rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to the Company’s operations, financial condition or transactions involving the Company or its subsidiaries; and

•	any other specific terms of any debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Subordination

The prospectus supplement or pricing supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments of the principal of, premium, if any, and interest on such subordinated debt securities.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement or pricing supplement, if any. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of the Company, MOUSA or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of redemption of the debt securities.

Consolidation, Merger or Sale

The indenture will limit the ability of the Company, MOUSA and any other subsidiary guarantors to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any person. The terms of such limitation will be set forth in the applicable prospectus supplement.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 90 days after notice that performance was required;

•	certain events relating to bankruptcy, insolvency or reorganization; or

•

any other Event of Default provided in the applicable resolution of the Company’s board of directors or the officers’ certificate or supplemental indenture under which a series of debt securities is issued.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture provides that the trustee shall within 90 days after the occurrence of default (or 30 days after it is known by the trustee) with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.

The indenture imposes limitations on suits brought by holders of debt securities. Except as provided below, no holder of debt securities of any series may institute any action under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

Registered Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or pricing supplement, if any, and registered in the name of such depositary or nominee. In such case, MOUSA will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement or pricing supplement, if any, relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. The following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

Under existing industry practices, if MOUSA requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

MOUSA will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Company, MOUSA, any subsidiary guarantor, the trustee or any other agent of any of them will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will be expected to immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. Standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” Any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, MOUSA will appoint an eligible successor depositary. If MOUSA fails to appoint an eligible successor depositary within 90 days, MOUSA will issue the debt securities in definitive form in exchange for the registered global security. In addition, MOUSA may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, MOUSA will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

MOUSA may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” MOUSA will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, known as “Euroclear” and Clearstream Banking, société anonyme, Luxembourg, known as “Clearstream”, or with a nominee for the depositary identified in the prospectus supplement or pricing supplement, if any, relating to that series. The prospectus supplement or pricing supplement, if any, relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

MOUSA can discharge or defease its obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

MOUSA may discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). MOUSA may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, if any, MOUSA may also discharge any and all of its obligations to holders of any series of debt securities at any time (“legal defeasance”). MOUSA also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and MOUSA may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). MOUSA may effect legal defeasance and covenant defeasance only if, among other things:

•

MOUSA irrevocably deposits with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•

MOUSA delivers to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although MOUSA may discharge or defease its obligations under the indenture as described in the two preceding paragraphs, MOUSA may not avoid, among other things, its duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that the Company, MOUSA and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of the Company’s or MOUSA’s obligations;

•	add covenants for the protection of the holders of debt securities;

•	add one or more guarantees for the benefit of holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series;

•

conform any provision of the indenture to this description of debt securities, the description of the debt securities included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not materially adversely affect the right of any holder; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that the Company, MOUSA and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.

The Company, MOUSA and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•

reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

•	modify any provisions set forth in this paragraph.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of MOUSA, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director, of the Company or any successor corporation in their capacity as such shall have any individual liability for any of its obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF GUARANTEES

Unless otherwise described in the applicable prospectus supplement, the Company and one or more of its subsidiaries 864 Beverage, Inc., 864 Holdings, Inc., Murphy Oil Trading Company (Eastern), Spur Oil Corporation, Superior Crude Trading Company and El Dorado Properties LLC will fully and unconditionally guarantee, on a senior unsecured basis, MOUSA’s obligations under the debt securities, on a joint and several basis, subject to customary release provisions in respect of the subsidiary guarantors as described below.

The obligations of each subsidiary guarantor under its guarantee are designed to be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, such guarantee is specifically limited to an amount that such subsidiary guarantor could guarantee without such subsidiary guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such guarantee from constituting a fraudulent conveyance. If a guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and, depending on the amount of such indebtedness, a subsidiary guarantor’s liability on its subsidiary guarantee could be reduced to zero.

The guarantee of a subsidiary guarantor will be released:

•	upon the designation of such subsidiary guarantor as an unrestricted subsidiary to the extent permitted by the indenture;

•	at such time as such subsidiary guarantor ceases to guarantee any indebtedness of MOUSA under its senior credit agreement, except as a result of payment under such guarantee;

•

the sale or other disposition (including by way of consolidation or merger) of such subsidiary guarantor, in compliance with all of the terms of the indenture, following which such subsidiary guarantor is no longer a subsidiary of the Company; or

•	if MOUSA exercises its legal defeasance option or covenant defeasance option or if its obligations under the indenture are discharged in accordance with the terms of the indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•

the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Murphy USA, the trustees, the warrant agents, the unit agents or any other agent of Murphy USA, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through agents; through one or more underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. Certain matters arising under the laws of Texas will be passed upon for us by Jackson Walker L.L.P., Austin, Texas, and certain matters arising under the laws of Arkansas will be passed upon for us by Friday, Eldredge & Clark, LLP, Little Rock, Arkansas.

EXPERTS

The consolidated financial statements and schedule of Murphy USA Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

Murphy Oil USA, Inc.

4.750% Senior Notes due 2029

Guaranteed by Murphy USA Inc. and certain subsidiaries of Murphy USA Inc.

Joint book-running managers

J.P. Morgan	RBC Capital Markets	Stephens Inc.

Senior co-managers

BofA Merrill Lynch	Fifth Third Securities
Regions Securities LLC	Wells Fargo Securities

Co-managers

BB&T Capital Markets	PNC Capital Markets LLC
UMB Financial Services, Inc.	Hancock Whitney Investment Services, Inc.

September 4, 2019